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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CIBER, INC.,

CIBER ACQUISITION CORPORATION

AND

ALPHANET SOLUTIONS, INC.

i

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	Certificate of Merger, Including Plan of Merger
Exhibit B	—	Voting Agreement
Exhibit C	—	Certificate of Incorporation of Surviving Corporation
Exhibit D	—	Substance of Opinion of DGS
Exhibit E	—	Substance of Opinion of PHKS
Schedule 1.1	—	Permitted Liens
Schedule 3.1	—	State Qualifications; Good Standing
Schedule 3.2(a)	—	ALPHANET Outstanding Securities
Schedule 3.3(a)	—	List of Conflicts
Schedule 3.3(b)	—	List of Customer Contracts
Schedule 3.5	—	Absence of Certain Changes
Schedule 3.6	—	Litigation
Schedule 3.8	—	Subsidiaries
Schedule 3.10	—	Agreements and Arrangements with Employees, Officers and Directors
Schedule 3.11	—	Compliance With Laws
Schedule 3.13	—	Contracts; Debt Instruments
Schedule 3.14	—	ALPHANET Leases
Schedule 3.15	—	ALPHANET Intellectual Property
Schedule 3.17(a)	—	Employee Matters
Schedule 3.17(b)	—	Consultants
Schedule 3.18	—	Insurance
Schedule 3.19	—	Taxes
Schedule 3.20	—	ERISA
Schedule 3.24	—	Bank Accounts
Schedule 3.25	—	Agents
Schedule 4.3	—	Authority Relative to this Agreement; Non-Contravention

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of April 21, 2003, by and among CIBER, INC., a Delaware corporation ("CIBER"), CIBER ACQUISITION CORPORATION, a New Jersey corporation and wholly owned subsidiary of CIBER ("CIBER SUB"), and ALPHANET SOLUTIONS, INC., a New Jersey corporation ("ALPHANET").

RECITALS

        WHEREAS, CIBER desires to acquire the business and properties of ALPHANET by means of a merger of CIBER SUB with and into ALPHANET on the terms and conditions set forth herein and in the Certificate of Merger attached hereto as Exhibit A;

        WHEREAS, the separate existence of CIBER SUB shall cease at the Effective Time (as defined herein) and ALPHANET shall survive as a wholly owned subsidiary of CIBER; and

        WHEREAS, concurrent with the execution and delivery of this Agreement, certain shareholders of ALPHANET shall have executed and delivered to CIBER an agreement dated as of the date hereof, in substantially the form of Exhibit B (the "Voting Agreement"), under which such shareholders, among other things, grant to CIBER the right to vote their shares of ALPHANET common stock in favor of such merger and to grant CIBER the option to purchase their shares for the Merger Consideration (as defined below).

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.

        As used in this Agreement, the following terms shall have the meanings set forth below:

        "ALPHANET Common Stock" means the common stock, $0.01 par value per share, of ALPHANET.

        "ALPHANET Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter that had or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of ALPHANET and its Subsidiaries, taken as a whole, (ii) the ability of ALPHANET to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, and (iii) CIBER's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

        "ALPHANET SEC Reports" means all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed, or required to be filed, by ALPHANET with the SEC after December 31, 2001, including certifications and other documents which accompany such filings.

        "ALPHANET Stock Plans" means the ALPHANET 1995 Stock Plan, as amended, and the ALPHANET 1995 Non-Employee Director Stock Option Plan, as amended.

        "Business Day" means any day on which banks are not required or authorized to close in the State of Colorado or the State of New Jersey.

        "CIBER Closing Stock Price" means the average of the daily closing prices of a share of CIBER Common Stock on the New York Stock Exchange ("NYSE") for the five (5) consecutive trading days ended three days prior to the Closing Date; however, if such average closing price is less than $4.75, then the CIBER Closing Stock Price shall be $4.75, and if such average closing price is greater than $6.75, then the CIBER Closing Stock Price shall be $6.75.

        "CIBER Common Stock" means the common stock, $0.01 par value per share, of CIBER, including the preferred stock purchase right under the CIBER rights plan.

        "CIBER Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter that had or would reasonably be expected to have a material adverse effect on (i) the ability of CIBER or CIBER SUB to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement, or (ii) the ability of the holders of record of ALPHANET Common Stock to receive the Merger Consideration, (iii) the ability of the employees of ALPHANET to receive at Closing the cash amounts they are entitled to receive pursuant to this Agreement, or after Closing, the CIBER Stock Options they are entitled to receive pursuant to this Agreement for their ALPHANET Stock Options, or at Closing the cash payments they are entitled to receive under the Change of Control Agreements.

        "CIBER SEC Reports" means all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed, or required to be filed, by CIBER with the SEC after December 31, 2001, including certifications and other documents which accompany such filings.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "EBITA" means earnings before interest, taxes and amortization, determined in accordance with past practices of ALPHANET.

        "Environmental Laws" means any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to CIBER hereto and its affiliates) incurred by CIBER or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

        "Form S-4 Registration Statement" means the registration statement on Form S-4, filed with the SEC on January 28, 2003 by CIBER, and all amendments and supplements thereto prior to the issuance of the Stock Consideration, pursuant to which the Stock Consideration will be registered.

        "GAAP" means generally accepted accounting principles.

        "Governmental Entity" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, domestic or foreign.

        "Hazardous Substance" means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law, including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

        "Indebtedness" means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money or obligations with respect to deposits or advances of any kind to such person, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily or periodically paid (other than trade payables in the ordinary course), (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (f) all capitalized lease obligations of such person, (g) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such person and (j) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

        "Intellectual Property" means all (a) patents and patent rights, (b) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and confidential information, including formulas, compositions, inventions (whether or not patentable), know-how, processes, techniques, research, designs, drawing specifications, plans, technical data and financial, marketing, and business information (including pricing information, business and marketing plans and customer and supplier lists and information) (e) other proprietary intellectual property rights and (f) computer programs, software documentation, data, training manuals and related materials.

        "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of the Nasdaq National Market or New York Stock Exchange).

        "Lien" means any mortgage, pledge, claim, lien, charge, encumbrance, security interest or defect in title of any kind or nature other than Permitted Liens.

        "Pension Plan" means an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

        "Permitted Liens" means those Liens listed on Schedule 1.1.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus to be sent to ALPHANET's shareholders in connection with the ALPHANET Shareholders Meeting.

        "Return" or "Returns" means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Subsidiary" means, as to any Person (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner, or (iii) any other entity that is directly or indirectly controlled by such Person.

        "Superior Proposal" means with respect to ALPHANET, a bona fide written proposal made by a third party: (a) which is (i) for a sale, lease, exchange, transfer or other disposition of substantially all of the assets of ALPHANET and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (ii) for the acquisition, directly or indirectly, by such third party of beneficial ownership of all of the ALPHANET Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise; (b) which is (i) otherwise on terms which the board of directors of ALPHANET in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal, would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed; and (C) for which all of the debt and equity financing required to consummate the proposed transaction is fully and unconditionally committed, as evidenced by written commitments provided to the board of directors.

        "Tangible Net Worth" means total shareholder equity less intangible assets, with sufficient accruals for legal fees, accounting and other professional fees and printing fees associated with the transactions contemplated by this Agreement, all change of control payments owed pursuant to agreements (excluding the change of control payment provided for in the change of control agreement dated September 9, 2002 between Mark Perlstein and ALPHANET and the engagement termination fee provided for in the February 14, 2003 letter agreement between Richard Erickson and ALPHANET), severance owed to nonbillable employees previously identified who are to be terminated in contemplation of consummation of the Merger in an amount not to exceed $429,335, and investment banking fees related to the Merger.

        "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind, including without limitation all payroll, employment, income, use, ad valorem, sales, gross receipts, franchise, estimated, social security and other withholding taxes, including any interest, penalties or additions to tax imposed with respect to such amounts.

        "Taxing Authority" means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

        "Welfare Plan" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

        Each of the following terms is defined in the section set forth opposite such term:

Term	Section
ALPHANET Board Recommendation	5.3(b)
ALPHANET Final Closing Balance Sheet	5.2
ALPHANET Pension Plan	3.20(e)
ALPHANET Shareholders Meeting	5.3(a)
ALPHANET Stock Option	2.5(h)
ALPHANET Stock Certificate	2.5(g)
Acquisition Proposal	5.8
Benefit Plans	3.20(a)
Business Combination	7.2(c)
Cash Consideration	2.5(b)(ii)
Cash Election	2.5(b)(ii)
Change of Control Agreements	5.6(e)
Chesapeake	3.7

Change in ALPHANET Recommendation	5.3(b)
CIBER Final Closing Balance Sheet	2.10
CIBER Stock Option	2.5(i)
Closing	2.2
Closing Date	2.2
Code	3.19(a)
Commonly Controlled Entity	3.20(a)
Covered Taxes	3.19(a)
Dissenting Share	2.5(b)
Effective Time	2.3
Election Deadline	2.7(b)
Election Form	2.7(b)
Employment Agreements	5.6(a)
Exchange Agent	2.7(a)
Extended Termination Date	7.1(b)
Fixed Fee Contract	3.13(l)
Merger	2.1
Merger Consideration	2.5(b)
NJBCA	2.1
Option Agreements	5.6(d)
Properties	3.12(a)
Required ALPHANET Shareholder Vote	3.9(b)
Shares	2.5(b)(i)
Stock Consideration	2.5(b)(i)
Stock Election	2.5(b)(i)
Stock Exchange Ratio	2.5(b)(i)
Surviving Corporation	2.1
Termination Date	7.1(b)
Termination Fee	7.2(b)
USRPHC	3.19
Voting Agreement	Recitals

ARTICLE II
EXCHANGE

        Section 2.1    The Merger.    On and subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with the New Jersey Business Corporation Act (the "NJBCA"), CIBER SUB will merge with and into ALPHANET, the separate corporate existence of CIBER SUB shall thereafter cease, and ALPHANET shall continue as the surviving corporation (the "Surviving Corporation") in the merger (the "Merger").

        Section 2.2    The Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Davis Graham & Stubbs LLP at 1550 17th Street, Suite 500, Denver, Colorado 80202 at 10:00 a.m. local time, within three (3) Business Days following the day on which the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as CIBER and ALPHANET may agree; but in any event no later than July 31, 2003. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        Section 2.3    Effectiveness of Merger.    On the Closing Date, subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger, (a) CIBER SUB and

ALPHANET shall execute and deliver the Certificate of Merger, which certificate shall be substantially in the form attached hereto as Exhibit A, and file such Certificate of Merger with the Secretary of State of the State of New Jersey pursuant to Section 14A: 10-4.1 of the NJBCA. The Merger shall become effective as of the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey or at such later date and time as may be specified in the Certificate of Merger (the "Effective Time").

        Section 2.4    Effect of the Merger.

          (a)    General.    The Merger shall have the effect set forth in the NJBCA. The Surviving Corporation shall, after the Effective Time, take all action (including executing and delivering any document) in its name and on its behalf in order to carry out and effectuate the transactions contemplated by this Agreement.

          (b)    Certificate of Incorporation; By-laws; Directors and Officers.    The Certificate of Incorporation of CIBER SUB, which is attached hereto as Exhibit C, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the NJBCA. The By-laws of CIBER SUB in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation until thereafter amended as provided therein and under the NJBCA. The officers and directors of CIBER SUB immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws and the NJBCA.

        Section 2.5    Conversion and Exchange of Stock.    At the Effective Time, by virtue of the Merger, and without any action on the part of CIBER, CIBER SUB or ALPHANET, or any holder of ALPHANET Common Stock:

          (a)  Each share of common stock, $0.01 par value per share, of CIBER SUB outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CIBER, be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (b)  Subject to the provisions of Sections 2.5(c), (d) and (f), each share of ALPHANET Common Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for Stock Consideration or Cash Consideration (the "Merger Consideration") in accordance with the procedures set forth herein, as follows:

            (i)    Subject to Section 2.5(d), for each share of ALPHANET Common Stock with respect to which an election to receive CIBER Common Stock has been effectively made and not revoked pursuant to Section 2.7(b) (a "Stock Election"), the holder thereof shall have the right to receive a number of shares of CIBER Common Stock (the "Stock Consideration") obtained by multiplying such number of shares of ALPHANET Common Stock by the quotient obtained by dividing $4.05 by the CIBER Closing Stock Price (the "Stock Exchange Ratio"). The shares of CIBER Common Stock issuable to holders of ALPHANET Common Stock shall be referred to herein as the "Shares"; and

            (ii)  For each share of ALPHANET Common Stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to Section 2.7(b) or with respect to which no election to receive CIBER Common Stock has been effectively made or which election has been revoked (a "Cash Election"), the holder thereof shall have the right to receive $4.05 in cash (the "Cash Consideration").

          (c)  Each Person who, at the Effective Time, is a record holder of shares of ALPHANET Common Stock shall have the right to submit an Election Form specifying the number of shares of ALPHANET Common Stock that such person desires to have converted into the right to receive CIBER Common Stock pursuant to a Stock Election, and the number of shares of ALPHANET Common Stock that such person desires to have converted into the right to receive Cash Consideration pursuant to a Cash Election. Any such record holder who fails properly to submit an Election Form on or prior to the Election Deadline in accordance with the procedures set forth in Section 2.7 shall be deemed to have made a Cash Election.

          (d)  In the event the total number of shares subject to Stock Elections would require aggregate Stock Consideration to exceed 750,000 shares of CIBER Common Stock, each Stock Election shall be reduced pro rata by multiplying the number of shares of CIBER Common Stock subject to such Stock Election by the ratio obtained by dividing 750,000 shares by the total number of shares for which effective Stock Elections were made. All shares of ALPHANET Common Stock subject to a Stock Election that are not converted into the right to receive Stock Consideration in accordance with this Section 2.5(d) shall be converted into the right to receive Cash Consideration.

          (e)  Reserved.

          (f)    Each share of ALPHANET Common Stock owned by ALPHANET, CIBER or CIBER SUB or an ALPHANET Subsidiary immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (g)  As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of the ALPHANET Common Stock shall cease to be outstanding and shall be canceled and retired, and each holder thereof shall thereafter cease to have any rights with respect to such shares of the ALPHANET Common Stock, except the right to receive, without interest, the Stock Consideration or the Cash Consideration in accordance with Article II hereof upon the surrender of a certificate representing such shares of the ALPHANET Common Stock (each an "ALPHANET Stock Certificate").

          (h)  With respect to outstanding and unexercised ALPHANET Stock Option grants that are fully vested, have an exercise price less than $4.05, and are held by individuals who will continue to serve as employees of the Surviving Corporation after the Effective Time, the holders of such ALPHANET Stock Option grants will be given the choice of (i) having CIBER assume each such option and converting such options into options to acquire shares of CIBER Common Stock (the "CIBER Stock Options"), or (ii) receiving an amount equal to $4.05 minus the exercise price of the ALPHANET Stock Option, which amount shall be paid in cash at Closing through the payroll accounts of ALPHANET. For purposes of the preceding sentence, (i) the number of shares of CIBER Common Stock purchasable upon exercise of each new CIBER Stock Option shall be equal to the whole number of shares of CIBER Common Stock into which the ALPHANET Common Stock subject to the ALPHANET Stock Options immediately prior to the Effective Time would be converted under Section 2.5(b)(i) (subject to adjustment as provided in this Agreement and rounded up or down to the nearest whole share of CIBER Common Stock) and (ii) the exercise price per share of CIBER Common Stock under each new CIBER Stock Option shall be obtained by dividing (x) the exercise price per share of ALPHANET Common Stock under each ALPHANET Stock Option by (y) the Stock Exchange Ratio (subject to adjustment as provided in this Agreement and rounded up or down to the nearest cent).

          (i)    With respect to all other outstanding and unexercised ALPHANET Stock Option grants that (i) are not fully vested, (ii) have an exercise price equal to or greater than $4.05; or (iii) are held by individuals who will not continue to serve as employees of the Surviving Corporation after the Effective Time, such ALPHANET Stock Options will not be assumed by CIBER, and accordingly will become fully vested and exercisable for the fifteen day period ending at the Effective Time. With respect to all outstanding and unexercised ALPHANET Stock Options that are not assumed by CIBER pursuant to Section 2.5(h), and which are not exercised prior to the Effective Time, (i) if the exercise price for such options is less than $4.05, then the holders of such options will receive, for each such option, an amount equal to $4.05 minus the exercise price of the applicable ALPHANET Stock Option, which amount shall be paid in cash at Closing through the payroll accounts of ALPHANET, and (ii) if the exercise price for such options is equal to or greater than $4.05, then all such options will be canceled as of the Effective Time.

          (j)    Prior to the Effective Time, CIBER shall reserve and make available for issuance the number of shares of CIBER Common Stock necessary to satisfy CIBER's obligations under Section 2.5(i). As soon as reasonably practicable after the Effective Time, but no later than three (3) Business Days after the Effective Time, CIBER shall file with the SEC a registration statement on Form S-8 under the Securities Act with respect to the issuance and resale of shares of CIBER Common Stock which are subject to the CIBER Stock Options as provided in Section 2.5(i), and shall use reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as any CIBER Stock Option remains outstanding.

          (k)  No fractional share of CIBER Common Stock will be issued by virtue of the Merger but, in lieu thereof, CIBER shall pay to the Exchange Agent an amount of cash sufficient for the Exchange Agent to pay each former holder of shares of ALPHANET Common Stock who made a Stock Election and would otherwise be entitled to a fraction of a share of CIBER Common Stock (after aggregating all fractional shares of CIBER Common Stock to be received by such holder) an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (x) such fraction of a share of CIBER Common Stock by (y) the CIBER Closing Stock Price.

        Section 2.6    Closing of ALPHANET's Transfer Books.    At the Effective Time, the stock transfer books of ALPHANET shall be closed with respect to all shares of ALPHANET Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of ALPHANET Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid ALPHANET Stock Certificate is presented to the Exchange Agent or to CIBER, such ALPHANET Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7.

        Section 2.7    Exchange of Certificates.

          (a)  Promptly after the Effective Time, CIBER shall deposit, or shall cause to be deposited with CIBER's Corporate Secretary (the "Exchange Agent") (i) certificates representing the shares of CIBER Common Stock issuable pursuant to this Article II, and (ii) cash sufficient to pay the Cash Consideration and to make payments in lieu of fractional shares in accordance with Section 2.5(k). The shares of CIBER Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

          (b)  As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of ALPHANET Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as CIBER may reasonably specify (including a provision confirming that delivery of ALPHANET Stock Certificates shall be effected, and risk of loss and title to ALPHANET Stock Certificates shall pass, only upon delivery of such ALPHANET Stock Certificates to the Exchange Agent), (ii) an election form (the "Election Form") providing for such holders to make the Stock Election or the Cash Election with respect to each ALPHANET Stock Certificate, and (iii) instructions for use in effecting the surrender of ALPHANET Stock Certificates in exchange for certificates representing CIBER Common Stock or for cash.

        Any election other than a deemed Cash Election shall be validly made only if the Exchange Agent shall have received by noon on a date (the "Election Deadline") to be decided upon by CIBER (which date shall not be later than 20 days after the mailing of the letter of transmittal, Election Form and instructions) an Election form properly completed and executed by such holder accompanied by such holders Certificates, or by an appropriate guarantee of delivery of such Certificates. Any holder of ALPHANET Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and executed, or revoke an election by written notice to the Exchange Agent, if the revised Election Form or the written notice, as the case may be, is received by the Exchange Agent prior to the Election Deadline.

        Upon surrender of an ALPHANET Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal, Election Form and such other documents as may be reasonably required by the Exchange Agent or CIBER, (1) the holder of such ALPHANET Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of CIBER Common Stock constituting the Stock Consideration (together with cash in lieu of any fractional share of CIBER Common Stock) or the Cash Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and (2) the ALPHANET Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7, each ALPHANET Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Stock Consideration (together with cash in lieu of any fractional share of CIBER Common Stock) or the Cash Consideration as contemplated by Section 2.5. If any ALPHANET Stock Certificate shall have been lost, stolen or destroyed, CIBER may, in its discretion and as a condition precedent to the issuance of any certificate representing CIBER Common Stock, require the owner of such lost, stolen or destroyed ALPHANET Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as CIBER may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent or CIBER with respect to such ALPHANET Stock Certificate.

          (c)  No dividends or other distributions declared or made with respect to CIBER Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered ALPHANET Stock Certificate with respect to the shares of CIBER Common Stock, if any, that such holder has the right to receive in the Merger until such holder surrenders such ALPHANET Stock Certificate in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

          (d)  Any portion of the Exchange Fund that remains undistributed to holders of ALPHANET Stock Certificates as of the date 180 days after the Effective Time shall become the general funds of CIBER.

          (e)  The Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of ALPHANET Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f)    Neither CIBER nor the Surviving Corporation shall be liable to any holder or former holder of ALPHANET Common Stock or to any other Person with respect to any shares of CIBER Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

        Section 2.8    Adjustment of Stock Consideration.    If subsequent to the date of this Agreement but prior to the Closing Date, the outstanding shares of CIBER Common Stock or the ALPHANET Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

        Section 2.9    Further Action.    If, at any time after the Effective Time, any further action is determined by CIBER to be necessary or desirable to carry out the purposes of this Agreement or to vest CIBER with full right, title and possession of and to all rights and property of ALPHANET, the officers and directors of CIBER shall be fully authorized (in the name of CIBER, in the name of ALPHANET or otherwise) to take such action.

        Section 2.10    Deletion of Stock Election.    If the Form S-4 Registration Statement shall not have become effective prior to the mailing of the Proxy Statement Prospectus, the Merger Consideration shall consist solely of the Cash Consideration and all references in Article II of the Agreement to Stock Consideration shall be deemed deleted. The parties shall promptly enter into an Amended and Restated Agreement and Plan of Merger to reflect such deletion.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ALPHANET

        Except as otherwise set forth in a schedule having the same number as a section of this Article III to which such exception relates, or to a schedule number permitted by the relevant section, or to a different schedule containing a cross reference to the relevant section, ALPHANET hereby represents and warrants to CIBER as follows:

        Section 3.1    Organization.    ALPHANET is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has the corporate power to own its property and to carry on its business as now being conducted. ALPHANET and its Subsidiaries are duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by them or the character of the property owned, leased or used by them makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not have an ALPHANET Material Adverse Effect. ALPHANET has delivered to CIBER complete and correct copies of its certificate of incorporation and by-laws, as amended to the date of this Agreement and the certificate of incorporation and by-laws, or other applicable organizational documents, of each of ALPHANET's Subsidiaries. Attached hereto as Schedule 3.1 is a complete list of those states in which ALPHANET is required to be qualified and/or licensed to do business and an indication of whether ALPHANET is so qualified and/or licensed and in good standing in such states.

        Section 3.2    Capital Stock of ALPHANET.

          (a)  At the date hereof:

            (i)    ALPHANET's authorized capital stock consists of 3,000,000 shares of preferred stock, $0.01 par value per share, none of which is outstanding, and 15,000,000 shares of ALPHANET Common Stock, $0.01 par value per share, of which 6,388,188 are issued and outstanding (the "ALPHANET Stock") and 202,100 shares are held in treasury; and

            (ii)  Except as set forth in Section 3.2(a) or on Schedule 3.2(a) (which shall provide information by holder of the securities listed below), there are not outstanding as of the date hereof (A) shares of stock or other securities of ALPHANET, (B) securities of ALPHANET convertible into or exchangeable for shares of stock or securities of ALPHANET or (C) any options, warrants or other rights to acquire from ALPHANET, or other obligation of ALPHANET to issue, any stock, securities or securities convertible into or exchangeable for stock or securities of ALPHANET.

          (b)  All outstanding shares of ALPHANET Common Stock have been and, at or prior to the Effective Time, will be duly authorized and validly issued, fully paid and non-assessable.

        Section 3.3    Authority Relative to this Agreement; Non-Contravention.

          (a)  ALPHANET has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by ALPHANET, the performance by ALPHANET of its obligations hereunder and the consummation by ALPHANET of the transactions contemplated herein have been duly authorized by the board of directors of ALPHANET, and no other corporate proceedings on the part of ALPHANET other than the approval of ALPHANET's shareholders are necessary to authorize the execution and delivery of this Agreement, the performance by ALPHANET of its obligations hereunder and, except for the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey and the consummation by ALPHANET of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ALPHANET and constitutes a valid and binding obligation of ALPHANET, enforceable against ALPHANET in accordance with its terms.

          (b)  Except as set forth in Schedule 3.3(a), neither the execution and delivery of this Agreement by ALPHANET nor the consummation by ALPHANET of the transactions contemplated herein nor compliance by ALPHANET with any of the provisions hereof will (i) conflict with or result in any breach of the certificate of incorporation or by-laws of ALPHANET, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets or properties of ALPHANET under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or lease to which ALPHANET is a party or by which ALPHANET or any of its properties or assets, may be bound or customer contracts representing at least 90% of the non-training revenues of ALPHANET during the year ended December 31, 2002 (which customer contracts shall be listed on Schedule 3.3(b)), or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to ALPHANET or any of its properties or assets, other than any such event described in items (ii) or (iii) which would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have an ALPHANET Material Adverse Effect.

          (c)  Except for the filing of the Certificate of Merger and Plan of Merger with the Secretary of State of the State of New Jersey and such filings as may be required by the Exchange Act, no action by ALPHANET or any governmental authority is necessary for ALPHANET's execution and delivery of this Agreement or the consummation by ALPHANET of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have an ALPHANET Material Adverse Effect.

          (d)  No consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of ALPHANET for or in connection with the execution and delivery of this Agreement or the performance by ALPHANET of the transactions contemplated on its part hereby, except for any action contemplated by subsection (c) above, the approval of the Merger by the Required ALPHANET Shareholder Vote or where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have an ALPHANET Material Adverse Effect.

        Section 3.4    SEC Reports and Financial Statements.    ALPHANET has filed with the SEC all ALPHANET SEC Reports required to be filed by ALPHANET with the SEC. As of their respective dates, the ALPHANET SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such ALPHANET SEC Reports and, except to the extent that information contained in any ALPHANET SEC Report has been revised or superseded by a later ALPHANET SEC Report filed and publicly available prior to the date of this Agreement, none of the ALPHANET SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ALPHANET included in the ALPHANET SEC Reports that are publicly available prior to the date of this Agreement, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of ALPHANET and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the ALPHANET SEC Reports, neither ALPHANET nor any of the ALPHANET Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of ALPHANET and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an ALPHANET Material Adverse Effect. None of the ALPHANET Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

        Section 3.5    Absence of Certain Changes.    Except as set forth in Schedule 3.5, since December 31, 2002: (i) ALPHANET has conducted its business only in the ordinary course, and there has not been any change by ALPHANET in accounting principles or methods except insofar as may be required by GAAP, (ii) there has not been any ALPHANET Material Adverse Effect, and (iii) there has not been any action taken by ALPHANET or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

        Section 3.6    Litigation.    Except as set forth in Schedule 3.6, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of ALPHANET, threatened, to which ALPHANET or any of its Subsidiaries are, or would be, a party or by which it is or would be affected which, considered individually or in the aggregate is reasonably likely, taking into account reserves established by ALPHANET and insurance coverages (i) to have an ALPHANET Material Adverse Effect, (ii) to impair the ability of ALPHANET to perform its or their obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against it having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

        Section 3.7    Brokers/Financial Advisors.    Except for The Chesapeake Group ("Chesapeake"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ALPHANET. Prior to the date of this Agreement, ALPHANET has provided to CIBER a complete and correct copy of all agreements between ALPHANET and Chesapeake pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

        Section 3.8    Subsidiaries.    Except as set forth in Schedule 3.8, ALPHANET has no Subsidiaries.

        Section 3.9    ALPHANET Board Action; Requisite Vote of ALPHANET's Shareholders.

          (a)  The board of directors of ALPHANET has by resolutions duly adopted by the unanimous vote of its board of directors at a meeting of such board duly called and held on April 18, 2003, determined that the Merger is fair to and in the best interests of ALPHANET and its shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and recommended that the shareholders of ALPHANET approve and adopt this Agreement and the Merger. In connection with such approval, ALPHANET's board of directors has received from Chesapeake an opinion to the effect that the consideration to be paid to the shareholders of ALPHANET in the Merger is fair to the shareholders of ALPHANET from a financial point of view, subject to the assumptions and qualifications in such opinion. A copy of such opinion has been delivered to CIBER and such opinion has not been withdrawn or modified in any material respect. ALPHANET has been authorized by Chesapeake to include such opinion in its entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to Chesapeake and its counsel.

          (b)  The affirmative vote of a majority of the votes cast by shareholders of ALPHANET at a meeting of the shareholders called for such purpose is required for approval and adoption of this Agreement and the Merger (the "Required ALPHANET Shareholder Vote"), and no other vote of any holder of ALPHANET's securities is required for the approval and adoption of this Agreement or the Merger.

        Section 3.10    Agreements or Arrangements with Employees, Officers and Directors.    Except as set forth in the financial statements described in Section 3.4 hereof and for those agreements set forth on Schedule 3.10, and except for obligations existing as a matter of law, there exists no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between ALPHANET and any current or former employee or officer of ALPHANET who earns (or earned prior to termination) annual cash compensation in excess of $100,000 or any current or former director of ALPHANET. No Benefit Plan provides benefits to any person who is not a current employee, officer or director of ALPHANET.

        Section 3.11    Compliance with Laws.    Neither ALPHANET nor any of its Subsidiaries have violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that are not, individually or in the aggregate, reasonably expected to result in an ALPHANET Material Adverse Effect. Except as set forth in Schedule 3.11, ALPHANET and its Subsidiaries have not received any written communication during the past two fiscal years from a Governmental Entity that alleges that it is not in compliance with any applicable law. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, neither ALPHANET nor any of its Subsidiaries is required to make, and neither ALPHANET nor any of its Subsidiaries has a reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law. ALPHANET and its Subsidiaries are in material compliance with all immigration and other laws relating to the employment or retention of persons who are not citizens of the United States. No investigation or review by any Governmental Entity with respect to the business of ALPHANET or any of its Subsidiaries is pending or threatened.

        Section 3.12    Environmental Matters.

          (a)  ALPHANET and its Subsidiaries have not (x) placed or disposed of any Hazardous Substances on, under, from or at any of ALPHANET's or any of its Subsidiary's properties or any other properties presently or formerly owned or operated by ALPHANET or any of its Subsidiaries (the "Properties"), in violation of any applicable Environmental Laws, except for violations that would not, in all such cases, taken individually or in the aggregate, reasonably be expected to result in an ALPHANET Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Properties or any other property but arising from the Properties, in violation of any applicable Environmental Laws, except for violations that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in an ALPHANET Material Adverse Effect or otherwise materially adversely impact the business of ALPHANET, or (z) received any written notice (A) during the preceding five fiscal years from a Governmental Entity that ALPHANET or any of its Subsidiaries are in violation of, or has failed to obtain any necessary permit or authorization under, any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or in connection with a release or threatened release of hazardous substances at the Properties or any other properties for which ALPHANET or any of its Subsidiaries may be responsible, (C) requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties or (D) demanding payment by ALPHANET or any of its Subsidiaries for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties.

          (b)  No Environmental Law imposes any obligation upon ALPHANET or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of ALPHANET's or any of its Subsidiaries, owned or leased properties under any Environmental Law.

        Section 3.13    Contracts; Debt Instruments.    Except as set forth in Schedule 3.10 or Schedule 3.13, neither ALPHANET nor any of its Subsidiaries is a party to or bound by:

          (a)  any employment or consulting agreement, contract or commitment with any executive officer or higher level employee or member of ALPHANET's board of directors, other than those that are terminable by ALPHANET or any of its Subsidiaries on no more than 30 days' notice without liability or financial obligation to ALPHANET;

          (b)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c)  any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business that may not be canceled by ALPHANET or any of its Subsidiaries without penalty upon notice of 90 days or less;

          (d)  any agreement, contract or commitment containing any covenant limiting in any material respect the right of ALPHANET or any of its Subsidiaries to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

          (e)  any agreement, contract or commitment that directly or indirectly prevents ALPHANET or any of its Subsidiaries from providing services to or performing work for competitors of any customer of ALPHANET or any of its Subsidiaries or any other similar restriction imposed on ALPHANET or any of its Subsidiaries by a customer;

          (f)    any agreement, contract or commitment currently in force relating to the disposition or acquisition by ALPHANET or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which ALPHANET or any of its Subsidiaries have any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than ALPHANET's Subsidiaries;

          (g)  any dealer, distributor, marketing or development agreement currently in force under which ALPHANET or any of its Subsidiaries have continuing obligations in excess of $100,000 to provide any product, technology or service and that may not be canceled without penalty upon notice of 90 days or less, or any material agreement entered into outside the ordinary course pursuant to which ALPHANET or any of its Subsidiaries have continuing material obligations to develop any Intellectual Property that may not be canceled without penalty upon notice of 90 days or less;

          (h)  any agreement, contract or commitment currently in force and entered into outside the ordinary course of business to provide source code to any third party for any product or technology that is material to ALPHANET or any of its Subsidiaries and that may not be canceled by ALPHANET or any of its Subsidiaries without penalty upon notice of 90 days or less;

          (i)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 individually;

          (j)    any material settlement or release agreement entered into within two (2) years prior to the date of this Agreement;

          (k)  any agreement entered into in the ordinary course of business providing for future annualized revenue to ALPHANET or any of its Subsidiaries, beginning January 1, 2003, of more than $500,000; or

          (l)    any written or oral contract for hire which obligates ALPHANET or any of its Subsidiaries to work on a fixed-fee basis regardless of the number of hours actually spent on the project by the ALPHANET or Subsidiary employees (a "Fixed Fee Contract"), and, to the best of ALPHANET's knowledge, no Fixed-Fee Contract would reasonably be expected as of the Effective Time to cost ALPHANET or any of its Subsidiaries more in expenses and wages payable to its employees than fees and revenues generated by the Fixed-Fee Contract except where the cost of completing such Fixed Fee Contracts, individually or in the aggregate, would not reasonably be expected to result in an ALPHANET Material Adverse Effect.

        ALPHANET and its Subsidiaries are not, nor to ALPHANET's knowledge is any other party to an agreement required to be disclosed on Schedules 3.10 or 3.13, in breach, violation or default under, and neither ALPHANET nor any of its Subsidiaries have received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any such agreement in such a manner as would permit any other party to cancel or terminate any such agreement, or would permit any other party to seek material damages or other remedies.

        Section 3.14    Properties.

          (a)  ALPHANET and its Subsidiaries have good title to, or valid leasehold interests in, all of their properties and assets, except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business or except where the lack of good title or valid leasehold interests would not reasonably be expected to result in an ALPHANET Material Adverse Effect. ALPHANET has no title to any real property. All such assets and properties, other than assets and properties in which ALPHANET or any of its Subsidiaries have leasehold interests, are free and clear of all Liens other than the Permitted

  Liens. The tangible personal property used by ALPHANET or any of its Subsidiaries that has net book value, in the case of each item, of $10,000 or more is in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by ALPHANET or any of its Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof, except for such variances in the condition thereof, as would not reasonably be expected to result in an ALPHANET Material Adverse Effect.

          (b)  ALPHANET and its Subsidiaries have complied with the terms of all leases to which any of them is a party and under which any of them is in occupancy, and all such leases are in full force and effect. Except as set forth on Schedule 3.14, ALPHANET or an ALPHANET Subsidiary enjoy peaceful and undisturbed possession under all such leases. ALPHANET and its Subsidiaries own no real property.

        Section 3.15    Intellectual Property

          (a)  Except as set forth on Schedule 3.15, ALPHANET and its Subsidiaries own or have the right to use pursuant to a license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the business of ALPHANET as presently conducted or as contemplated to be conducted. Each item of Intellectual Property owned or used by ALPHANET and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by CIBER on identical terms and conditions immediately subsequent to the Effective Time. ALPHANET and its Subsidiaries have taken all appropriate action to maintain and protect each item of Intellectual Property that it owns or uses, except where the failure to do so would not reasonably be expected to result in an ALPHANET Material Adverse Effect.

          (b)  Except as set forth on Schedule 3.15, or where no ALPHANET Material Adverse Effect would reasonably be expected to result, ALPHANET and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties; neither ALPHANET nor its Subsidiaries have received any charge, complaint, claims, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that ALPHANET or its Subsidiaries must license or refrain from using any Intellectual Rights of any third party); and to the knowledge of ALPHANET, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of ALPHANET or its Subsidiaries.

          (c)  Schedule 3.15 identifies each registration which has been issued to ALPHANET or any of its Subsidiaries with respect to any of their Intellectual Property, identifies each pending application for registration which ALPHANET or any of its Subsidiaries have made with respect to any Intellectual Property, and identifies each license, agreement or other permission which ALPHANET or its Subsidiaries have granted to any third party with respect to any of their Intellectual Property (together with any exceptions). ALPHANET has delivered to CIBER correct and complete copies of all such registrations, applications, licenses, agreements and permissions (as amended to date). Schedule 3.15 also identifies each trade name or unregistered trademark used by ALPHANET or any of its Subsidiaries in connection with their business. Except as set forth on Schedule 3.15 or where no ALPHANET Material Adverse Effect would reasonably be expected to result, with respect to each item of Intellectual Property required to be identified in Schedule 3.15 and with respect to each item of copyrightable Intellectual Property (whether or not registration has been sought):

            (i)    ALPHANET or its Subsidiaries possess all right, title and interest in and to the item, free and clear of any lien, license or other restriction;

            (ii)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

            (iii)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to the knowledge of ALPHANET is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

            (iv)  Neither ALPHANET nor any of its Subsidiaries have ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (v)  Schedule 3.15 identifies each item of Intellectual Property that any third party owns and that ALPHANET or any of its Subsidiaries use pursuant to license, sublicense, agreement, or permission. ALPHANET has delivered or made available to CIBER correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 3.15, with respect to each item of Intellectual Property required to be identified in Schedule 3.15, or where no ALPHANET Material Adverse Effect would reasonably be excepted to result.

            (vi)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

            (vii) the license, sublicense, agreement, or permission will immediately following the Effective Time, continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms;

            (viii)  no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (ix)  no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

            (x)  with respect to each sublicense, the representations and warranties set forth in subsections (a) through (d) above are true and correct with respect to the underlying license;

            (xi)  the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (xii)   no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of ALPHANET, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

            (xiii)  Neither ALPHANET nor any of its Subsidiaries have granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

            (xiv)   no such licenses, agreements or permissions commit ALPHANET to continued maintenance, support, improvement, upgrade or similar obligation of any of ALPHANET's Intellectual Property which obligation cannot be terminated by ALPHANET upon no greater than 90 days' notice.

        Section 3.16    Labor Matters.    There are no collective bargaining or other labor union agreements to which ALPHANET or any of its Subsidiaries are a party or by which any of them are bound. Since December 31, 2001 neither ALPHANET nor any of its Subsidiaries have been subject to any labor union organizing activity, or had any actual or, to ALPHANET's knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

        Section 3.17    Certain Employee Matters.

          (a)  Except as set forth on Schedule 3.17(a), all current and former (terminated within 12 months of the date hereof) members of management, key personnel and employee consultants of ALPHANET and its Subsidiaries have executed and delivered to ALPHANET an employment and confidentiality agreement substantially in the form previously provided to CIBER. No employee, agent, consultant or contractor of ALPHANET or any of its Subsidiaries who have contributed to or participated in the conception and development of proprietary rights of ALPHANET or any of its Subsidiaries have asserted or threatened any claim against ALPHANET or any of its Subsidiaries in connection with such person's involvement in the conception and development of the proprietary rights of ALPHANET or any of its Subsidiaries and, to the knowledge of ALPHANET, no such person has a reasonable basis for any such claim.

          (b)  Except as set forth on Schedule 3.17(b), all current and former (terminated within 12 months of the date hereof) consultants to ALPHANET or any of its Subsidiaries who are independent contractors have (i) executed and delivered to ALPHANET or any of its Subsidiaries a non-interference agreement restricting such person's right to solicit employees and contractors of ALPHANET or any of its Subsidiaries and customers and clients and prospective customers and clients of ALPHANET or any of its Subsidiaries during the term of such person's engagement and for at least six (6) months thereafter and (ii) been party to a "work for hire" arrangement or proprietary rights agreement with ALPHANET or any of its Subsidiaries pursuant to which either (x) in accordance with applicable federal and state law, ALPHANET or the applicable Subsidiary have been accorded full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (y) there has been conveyed to ALPHANET or the applicable Subsidiary by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property thereby arising.

        Section 3.18    Insurance.    Except as set forth on Schedule 3.18, all of the policies of fire, liability, product liability, worker's compensation, health and other forms of insurance presently in effect with respect to ALPHANET's and its Subsidiaries' businesses are valid and outstanding policies and provide insurance coverage for the properties, assets and operations of ALPHANET and its Subsidiaries, of the kinds, in the amounts and against the risks (i) required to comply, in all material respects, with laws and (ii) as management of ALPHANET deems to be adequate and as is customary for similar business organizations. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of ALPHANET and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

        Section 3.19    Taxes.

          (a)  Except as set forth in Schedule 3.19, (i) ALPHANET and its Subsidiaries have timely filed with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof and each such Return was properly completed and correct in all material respects at the time of filing, (ii) all Taxes including Taxes, if any, for which no Returns are required to be filed of ALPHANET and its Subsidiaries (the Taxes referred to in this Section being "Covered Taxes"), due and owing have been paid, except for Taxes not yet due and payable that are disclosed as a liability accrual for taxes (excluding reserves for deferred taxes) in the balance sheet on the financial statements referred to in Section 3.4 and except when the failure to file Returns or pay Taxes would not reasonably be expected to have an ALPHANET Material Adverse Effect. The amount of Covered Taxes for all periods ending on or before March 31, 2003 determined on a GAAP basis does not exceed the amount of the current liabilities accrued for Taxes (excluding reserves for deferred taxes) on such balance sheet as of that date, (iii) ALPHANET has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") that files a consolidated, unitary or combined return for federal, state, or foreign tax purposes except for the affiliated group of which ALPHANET is and has always been the common parent and is not subject to any liability for the Taxes of any other person except the Subsidiaries, including, without limitation, any liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provisions of state, local or foreign law, and (iv) ALPHANET is not and never has been a party to any Tax sharing agreement.

          (b)  ALPHANET and its Subsidiaries have delivered or made available to CIBER (i) complete and correct copies of all Returns filed by ALPHANET and its Subsidiaries for taxable periods ending after December 31, 1997, and for all other taxable periods for which the applicable statute of limitations has not yet run and (ii) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of ALPHANET and its Subsidiaries and relating to any Taxes for any period beginning after December 31, 1997.

          (c)  Except as set forth in Schedule 3.19 or as disclosed in the financial statements referred to in Section 3.4, no Liens for Taxes exist with respect to any of the assets or properties of ALPHANET or its Subsidiaries, other than for Taxes not yet due and payable and other than for Liens that would not reasonably be expected to have an ALPHANET Material Adverse Effect. Except as set forth in Schedule 3.19, the federal and state income Tax Returns of ALPHANET and its Subsidiaries have not been examined by the Internal Revenue Service or equivalent state tax examiners and ALPHANET has not agreed to extend the statute of limitations with respect to the relevant Tax Returns for all taxable periods through and including the taxable year ended on December 31, 1997. Except as set forth in Schedule 3.19, each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing by the relevant Taxing Authority during any such audit or examination that will apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth in Schedule 3.19, (i) no Returns with respect to Taxes of ALPHANET or its Subsidiaries are currently under audit or examination by any Taxing Authority, (ii) no audit or examination relating to Covered Taxes is currently being conducted by any Taxing Authority, (iii) no Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination and (iv) ALPHANET has not agreed to make, and is not required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

          (d)  No person has made with respect to ALPHANET or any of its Subsidiaries, or with respect to any property held by ALPHANET or any of its Subsidiaries, any consent or election under Section 341(f) of the Code. Except as set forth in Schedule 3.19, no property of ALPHANET or any of its Subsidiaries are "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (e)  Except as set forth in Schedule 3.19, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with any Taxing Authority.

          (f)    Except as set forth on Schedule 3.19, no items of income attributable to transactions occurring on or before the close of the last preceding taxable year of ALPHANET and its Subsidiaries will be required to be included in taxable income by ALPHANET or its Subsidiaries in a subsequent taxable year by reason of ALPHANET or its Subsidiaries reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

          (g)  Except as set forth on Schedule 3.19, ALPHANET and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (h)  Neither ALPHANET nor any of its Subsidiaries have been a party to any distribution occurring during the two year period prior to the date of the Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

          (i)    Neither ALPHANET nor any of its Subsidiaries are a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) ("USRPHC"), and neither ALPHANET nor any of its Subsidiaries have been a USRPHC for the preceding five years.

          (j)    ALPHANET's net operating loss carry forwards are not limited by Code Section 382 or the separate return limitation year rules except as a result of the transactions contemplated by this Agreement.

          (k)  The ALPHANET Common Stock is "regularly traded" within the meaning of Treas. Reg. Section 1.897-9T(d).

        Section 3.20    ERISA.

          (a)  Schedule 3.20 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, bonuses, compensation, deferred compensation, severance, fringe benefits or other employee benefits (other than the agreements listed on Schedule 3.13), in each case maintained or contributed to, or required to be maintained or contributed to, by ALPHANET or any other person or entity that, together with ALPHANET, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with ALPHANET, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of ALPHANET (all the foregoing being herein called "Benefit Plans"). ALPHANET has delivered or made available to CIBER true, complete and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan. Each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects, except for those forms and descriptions that would not reasonably be expected to have an ALPHANET Material Adverse Effect.

          (b)  Except as set forth in Schedule 3.20, each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that would reasonably be expected to cause an ALPHANET Material Adverse Effect.

          (c)  None of the Benefit Plans (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

          (d)  All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under Section 501(c) of the Code or any third-party insurance company, for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in financial statements of ALPHANET referred to in Section 3.4 and the Final Closing Balance Sheet.

          (e)  Each Benefit Plan that is a Pension Plan (hereinafter a "ALPHANET Pension Plan") that is intended to be a tax-qualified plan has been the subject of a determination letter (or with respect to a prototype plan, is subject to an opinion letter) from the Internal Revenue Service to the effect that such ALPHANET Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter (or opinion letter) has been revoked and revocation has not been threatened; no circumstances exist that would adversely affect the tax-qualification of such ALPHANET Pension Plan except as set forth in Schedule 3.20; and such ALPHANET Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that could be reasonably expected to materially adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. ALPHANET has delivered to CIBER a copy of the most recent determination letter received with respect to each ALPHANET Pension Plan for which such a letter has been issued; a copy of any pending application for a determination letter (or opinion letter) and a list of all ALPHANET Pension Plan amendments as to which a favorable determination letter has not yet been received.

          (f)    No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; no prohibited transaction has occurred that could subject ALPHANET, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and neither ALPHANET nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject ALPHANET or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA other than for prohibited transactions or liabilities that would not reasonably be expected to have an ALPHANET Material Adverse Effect.

          (g)  The list of Welfare Plans in Schedule 3.20 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without ALPHANET having an ALPHANET Material Adverse Effect at any time after the Effective Time. ALPHANET complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

          (h)  No compensation payable by ALPHANET to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

          (i)    Except as set forth in Schedule 3.20, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of ALPHANET or any of its Subsidiaries or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code).

        Section 3.21    Proxy Statement/Prospectus.    None of the information supplied or to be supplied by ALPHANET for inclusion or incorporation by reference in (i) the Form S-4, as it may be amended from time to time, will at the time it is filed with the SEC under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus, as it may be amended from time to time, to be sent to the shareholders of ALPHANET in connection with the ALPHANET Shareholders Meeting to consider the adoption of this Agreement shall not, on the date the Proxy Statement/Prospectus is first mailed to ALPHANET's shareholders, at the time of the ALPHANET Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the ALPHANET Shareholders Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any affiliates, officers or directors of ALPHANET discover that any information in the Proxy Statement/ Prospectus does not comply with this Section 3.21, ALPHANET shall promptly inform CIBER. Notwithstanding the foregoing, ALPHANET makes no representation or warranty with respect to any information supplied by CIBER which is contained in any of the foregoing documents.

        Section 3.22    State Takeover Statutes.    The board of directors of ALPHANET has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby the provisions of Sections 14A:10A-1 to 10A-6 of the New Jersey Statutes to the extent, if any, such sections are applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby. To ALPHANET's knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

        Section 3.23    Business Relations.    Since June 30, 2002, neither ALPHANET nor any of its Subsidiaries have received from any material customer or supplier of ALPHANET or any of its Subsidiaries notice that such customer or supplier intends to change its business relationship with ALPHANET or any of its Subsidiaries in any material respect after consummation of the transactions contemplated by this Agreement.

        Section 3.24    Bank Accounts.    Attached hereto as Schedule 3.24 is a list of all banks or other financial institutions with which ALPHANET or any of its Subsidiaries have an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

        Section 3.25    Agents.    Except as set forth in Schedule 3.25, neither ALPHANET nor any of its Subsidiaries have designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or to act or deal in connection therewith.

        Section 3.26    Disclosure.    No representation or warranty by ALPHANET contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of ALPHANET to CIBER or its representatives in connection with, or pursuant to, this Agreement and the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CIBER AND CIBER SUB

        Except as otherwise set forth in a schedule having the same number as the section of this Article IV to which such exception relates, CIBER and CIBER SUB hereby represent and warrant to ALPHANET as follows:

        Section 4.1    Organization.    CIBER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. CIBER SUB is or shall promptly become a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.

        Section 4.2    Capitalization.

          (a)  At March 31, 2003:

            (i)    CIBER's authorized capital stock consists of (x) 100,000,000 shares of CIBER Common Stock, par value $.01 per share, of which 63,983,323 shares were issued and outstanding and 724,415 shares were held in treasury and (y) 5,000,000 shares of preferred stock, $.01 par value per share, no shares of which are issued and outstanding;

            (ii)  There were outstanding stock options to purchase an aggregate of 7,717,636 shares of CIBER Common Stock.

          (b)  When issued in accordance with this Agreement and after consideration is received therefor, the Shares to be issued to ALPHANET's shareholders pursuant to Section 2.3 will be duly authorized, validly issued, fully paid and non-assessable.

          (c)  All of the issued and outstanding shares of common stock, $0.01 par value per share, of CIBER SUB are owned by CIBER.

          (d)  CIBER SUB has been incorporated and organized solely for the purposes of the transactions contemplated by this Agreement and has not conducted any business.

        Section 4.3    Authority Relative to this Agreement; Non-Contravention.

          (a)  Each of CIBER and CIBER SUB has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CIBER and CIBER SUB, the performance by each of them of their obligations hereunder and the consummation by CIBER and CIBER SUB of the transactions contemplated herein have been duly authorized by all requisite corporate action, and no other corporate proceedings on the part of CIBER or CIBER SUB are necessary to authorize the execution and delivery of this Agreement, the performance by CIBER and CIBER SUB of their obligations hereunder and the consummation by CIBER and CIBER SUB of the transactions contemplated hereby. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of each of CIBER and CIBER SUB, enforceable against CIBER and CIBER SUB in accordance with its terms.

          (b)  Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by CIBER or CIBER SUB, nor the consummation by CIBER or CIBER SUB of the transactions contemplated herein, nor compliance by CIBER or CIBER SUB with any of the provisions hereof will conflict with or result in any breach of the certificates of incorporation or by-laws of CIBER or CIBER SUB or subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to CIBER or any of its properties or assets, other than any such event that would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a CIBER Material Adverse Effect.

          (c)  Except for the filing of the Certificate of Merger and Plan of Merger with the Secretary of State of the State of New Jersey and any such filings as may be required by the Exchange Act, no action by CIBER or CIBER SUB or any governmental authority is necessary for CIBER and CIBER SUB's execution and delivery of this Agreement or the consummation by CIBER and CIBER SUB of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a CIBER Material Adverse Effect.

          (d)  Except for any action contemplated by subsection (c) above, no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of CIBER or CIBER SUB for or in connection with the execution and delivery of this Agreement or the consummation by CIBER and CIBER SUB of the transactions contemplated hereby.

        Section 4.4    SEC Reports and Financial Statements.    CIBER has filed with the SEC all CIBER SEC Reports required to be filed by CIBER with the SEC. As of their respective dates, the CIBER SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such CIBER SEC Reports and, except to the extent that information contained in any CIBER SEC Report has been revised or superseded by a later CIBER SEC Report filed and publicly available prior to the date of this Agreement, none of the CIBER SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CIBER included in the CIBER SEC Reports that are publicly available prior to the date of this Agreement, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of CIBER and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the CIBER SEC Reports, neither CIBER nor any of the CIBER Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of CIBER and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a CIBER Material Adverse Effect. None of the CIBER Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

        Section 4.5    Litigation.    As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or to CIBER's knowledge, threatened, against CIBER or any of its Subsidiaries which reasonably would be likely to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

        Section 4.6    Statements; Proxy Statement/Prospectus.    None of the information supplied or to be supplied by CIBER for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus, as it may be amended from time to time, to be sent to the shareholders of ALPHANET in connection with the ALPHANET Shareholders Meeting to consider the adoption of this Agreement will, on the date the Proxy Statement/Prospectus is first mailed to ALPHANET's shareholders, at the time of the ALPHANET Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the ALPHANET Shareholders Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and

(ii) the Form S-4, as it may be amended from time to time, shall not, at the time it is filed with the SEC under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Form S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any affiliates, officers or directors of CIBER discover that any information in the Proxy Statement/Prospectus does not comply with this Section 4.6, CIBER shall promptly inform ALPHANET. Notwithstanding the foregoing, CIBER makes no representation or warranty with respect to any information supplied by ALPHANET for inclusion in any of the foregoing documents.

        Section 4.7    Broker's or Finder's Fees.    There is no investment banker, broker, finder or other intermediary which has been retained by or authorized to act on behalf of CIBER who might be entitled to any fee or commission from ALPHANET in connection with the transactions contemplated by this Agreement.

        Section 4.8    Source of Funds.    At the date hereof, CIBER has sufficient funds or credit capacity to meet its obligations hereunder.

        Section 4.9    Shares Owned.    At the date hereof, CIBER owns, beneficially and of record, less than 5% of the issued and outstanding shares of ALPHANET Common Stock.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

        Section 5.1    Conduct of Business by ALPHANET.    ALPHANET covenants and agrees that, from the date of this Agreement until the Effective Time, unless CIBER shall otherwise agree in writing or except in connection with the transactions contemplated by this Agreement:

          (a)  The business of ALPHANET shall be conducted in the ordinary and usual course of business, consistent with past practices, and ALPHANET shall use its reasonable best efforts to (i) maintain and preserve intact ALPHANET's business organization, (ii) keep available the services of its officers and employees, and (iii) maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it.

          (b)  Without limiting the generality of the foregoing subsection (a), ALPHANET shall not, directly or indirectly:

            (i)    sell, lease, transfer, mortgage or otherwise encumber, subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of its business;

            (ii)  amend or propose to amend its certificate of incorporation or by-laws, reincorporate in any jurisdiction, dissolve, liquidate or merge with any entity (whether or not ALPHANET is the survivor);

            (iii)  split, combine or reclassify any outstanding shares of, or interests in, its capital stock;

            (iv)  redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock of ALPHANET or any options, warrants or rights to acquire capital stock of ALPHANET;

            (v)  sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that ALPHANET may issue ALPHANET Common Stock upon the valid exercise of

    ALPHANET options outstanding as of the date of this Agreement pursuant to the ALPHANET Stock Plans;

            (vi)  modify the terms of any existing Indebtedness or incur any Indebtedness or issue any debt securities, except Indebtedness incurred in the ordinary course of business;

            (vii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any material loans or advances or capital contributions to, or investments in, any other person;

            (viii)  authorize, recommend or propose any change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

            (ix)  adopt or establish any new employee benefit plan or amend in any material respect any employee benefit plan or, increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan except in a manner consistent with ALPHANET's historical salary review procedures;

            (x)  make any payments with respect to, enter into or amend any employment, consulting, severance or indemnification agreement with any director, officer or employee of ALPHANET, or any collective bargaining agreement or other obligation to any labor organization or employee;

            (xi)  make any material tax election or settle or compromise any liability for Taxes;

            (xii)   make or commit to make expenditures for capital assets, properties, or intellectual property that exceed $40,000 in the aggregate;

            (xiii)  make any changes in its reporting for Taxes or accounting procedures other than as required by GAAP or applicable law;

            (xiv)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent ALPHANET financial statements described in Section 3.4 or incurred after the date of such financial statements in the ordinary course of business consistent with past practice; settle any litigation or other legal proceedings involving a payment of more than $25,000 in any one case by or to ALPHANET; or waive the benefits of, or agree to modify in any manner, any noncompetition, confidentiality, standstill or similar agreement to which ALPHANET is a party;

            (xv) write off any accounts or notes receivable except in the ordinary course of business consistent with past practices;

            (xvi)   acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof for aggregate consideration of in excess of $200,000;

            (xvii)  adopt any shareholder rights or similar plan or take any other action with the intention of, or which may reasonably be expected to have the effect of, damaging CIBER or ALPHANET; or

            (xviii)  enter into, modify or authorize any contract, agreement, commitment or arrangement to do any of the foregoing.

          (c)  ALPHANET shall promptly advise CIBER orally and in writing of any change or event having, or which would reasonably be expected to have, an ALPHANET Material Adverse Effect.

        Section 5.2    ALPHANET Final Closing Balance Sheet.    ALPHANET shall deliver to CIBER five (5) Business Days prior to the Closing Date a pro forma consolidated balance sheet as of the Closing Date of ALPHANET and its Subsidiaries prepared in accordance with GAAP consistent with past practice (the "ALPHANET Final Closing Balance Sheet"). The ALPHANET Final Closing Balance Sheet shall fairly estimate the financial position of ALPHANET and its Subsidiaries, including ALPHANET's Tangible Net Worth, immediately prior to the Merger in accordance with GAAP.

        Section 5.3    Proxy Material; Shareholder Meeting.

          (a)  ALPHANET shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of ALPHANET Common Stock to vote on a proposal to adopt this Agreement (the "ALPHANET Shareholders Meeting"). The ALPHANET Shareholders Meeting shall be held (on a date selected by ALPHANET in consultation with CIBER) as promptly as practicable. ALPHANET shall ensure that all proxies solicited in connection with the ALPHANET Shareholders Meeting are solicited in compliance with all applicable Legal Requirements.

          (b)  The Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of ALPHANET recommends that ALPHANET's shareholders vote to adopt this Agreement at the ALPHANET Shareholders Meeting (the recommendation of ALPHANET's board of directors that ALPHANET's shareholders vote to adopt this Agreement being referred to as the "ALPHANET Board Recommendation"), and the ALPHANET Board Recommendation shall not be withdrawn or modified in a manner adverse to CIBER, and no resolution by the board of directors of ALPHANET or any committee thereof to withdraw or modify the ALPHANET Board Recommendation in a manner adverse to CIBER shall be adopted or proposed and no action or statement shall be taken or made in connection with the ALPHANET Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in ALPHANET Recommendation"); provided that the ALPHANET board of directors may make a Change in ALPHANET Recommendation pursuant to Section 5.8 hereof.

          (c)  ALPHANET's obligation to call, give notice of and hold the ALPHANET Shareholders Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any Change in ALPHANET Recommendation; provided that this Agreement shall not be required to be submitted at the ALPHANET Shareholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

          (d)  Should the Proxy Statement/Prospectus be selected for review by the SEC, then each of ALPHANET and CIBER shall have the right to participate in the review process by, without limitation, (i) receiving both written and oral SEC comments, (ii) participating in the drafting of comment responses, and (iii) approving the final response letter and any and all amendments to the Proxy Statement/Prospectus.

        Section 5.4    Access to Information.    ALPHANET shall permit the officers, employees, agents and representatives of CIBER to have reasonable access to premises in which ALPHANET and its Subsidiaries conduct their businesses and to all of ALPHANET's books, records and personnel (including operational personnel with the position of Vice President or above) subject to such reasonable requirements as ALPHANET may impose to coordinate such access and the times thereof.

ALPHANET will provide the officers, employees, agents and representatives of CIBER with such financial, operating and other data as requested.

        Section 5.5    Confidentiality.    CIBER, on the one hand, and ALPHANET, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, including state and federal securities laws, recognized securities law practice, rules and regulations, court process or pursuant to any listing agreement with any securities exchange or quotation system. Either party may rely on the written advice of its outside counsel as to such requirements. In the event the transactions contemplated herein are not consummated, CIBER, on the one hand, and ALPHANET, on the other hand, shall hold all information provided to each by the other in strict confidence, and shall not disclose or disseminate such information to anyone other than its employees, lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law.

        Section 5.6    Employment Agreements and Employee Matters.

          (a)  ALPHANET shall use its reasonable best efforts to obtain and deliver at Closing executed employment agreements in a form reasonably satisfactory to CIBER from each of Richard Erickson, Michael Gang and Mark Perlstein (the "Employment Agreements").

          (b)  To the extent ALPHANET's employees continue employment with ALPHANET, such employees shall be able to participate in plans in which similarly situated CIBER employees are eligible to participate, and shall receive credit for years of service with ALPHANET for purposes of eligibility and vesting with respect to (i) CIBER's benefit plans, (ii) CIBER's vacation accrual and (iii) CIBER's Stock Plans.

          (c)  CIBER shall continue sponsorship of ALPHANET's 401(k) plan in its present form following the Effective Time until it is prepared to commence the process of merging ALPHANET's plan into CIBER's plan. ALPHANET's 401(k) plan shall be frozen to new contributions in preparation for the merger of the plans as of the date ALPHANET's employees first participate in CIBER's 401(k) plan regardless of the date the 401(k) plans are merged. ALPHANET employees shall be permitted to participate in CIBER's 401(k) plan as soon as practical after the Effective Time.

          (d)  CIBER will make available a pool of non-statutory stock options to purchase 25,000 shares of CIBER Common Stock to be granted to certain employees of ALPHANET. Options to purchase such shares shall be granted at the Effective Time, or as soon thereafter as practicable. The employees who shall receive such options at the Closing shall be determined by mutual agreement of CIBER and ALPHANET prior to the Effective Time. The exercise price of options granted pursuant to this subsection will be the fair market value of the CIBER Closing Stock at the Effective Time. The options shall vest ratably over a period of four (4) years.

          (e)  At the Closing, CIBER will make the change of control payments required to be made to William S. Medve ("Medve") and Jack P. Adler ("Adler") under the terms of the Change of Control Agreements which ALPHANET has entered into with Medve and Adler on September 3, 2002 (the "Change of Control Agreements").

        Section 5.7    Health Insurance.    From the Effective Time, CIBER shall, or shall cause the Surviving Corporation to, provide group health plan coverage as defined in Section 5000(b)(1) of the Code. Such coverage shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods (only to the extent such limitations or waiting periods did not apply to the ALPHANET Employees under the Employee Plans) under any group health plans of CIBER or the Surviving Corporation to be waived with respect to ALPHANET's Employees and their eligible dependents and

(ii) give each ALPHANET Employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time, and (iii) comply with continuation of group coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA" and Section 4980B of the Code, and the Health Insurance Portability and Accounting Act ("HIPAA") in respect to each individual who was an employee of ALPHANET or a spouse or dependent of any such employee. Medve and Adler may be independently entitled to such benefits and additional benefits under the Change of Control Agreements. Stan Gang may be entitled to such benefits and additional benefits under certain written agreements.

        Section 5.8    Acquisition Proposals.    ALPHANET agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of ALPHANET and its Subsidiaries, taken as a whole, having an aggregate value equal to 15% or more of the market capitalization of ALPHANET, or any purchase or sale of, or tender or exchange offer for, 15% or more of the equity securities of ALPHANET being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or (subject to Section 7.1(g)) accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, ALPHANET and ALPHANET's board of directors shall be permitted to (A) the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in ALPHANET Recommendation, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal for any such Person, if and only to the extent that, with respect to the actions contemplated by clauses (B) or (C), (i) ALPHANET's Shareholders Meeting shall not have occurred, (ii) (x) in the case of clause (B) above ALPHANET has received an unsolicited bona fide written Acquisition Proposal from a third party and ALPHANET's board of directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (C) above, ALPHANET's board of directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal will result in a Superior Proposal, (iii) in the case of clause (C) above, prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, ALPHANET's board of directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement dated March 20, 2003, between ALPHANET and CIBER, and (iv) in the case of clause (C) above, prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, ALPHANET notifies CIBER promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. ALPHANET agrees that it will promptly keep CIBER informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations.

ALPHANET agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. ALPHANET agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.8. Nothing in this Section 5.8 shall permit CIBER or ALPHANET to terminate this Agreement (except as specifically provided in Article VII hereof).

        Section 5.9    Indemnification of Officers and Directors.

          (a)  All rights to indemnification existing in favor of those Persons who are, or were, directors and officers of ALPHANET at or prior to the date of this Agreement (the "Indemnified Persons") by reason of the written indemnification agreements identified in Schedule 5.9 and by reason of the indemnification provisions of the certificate of incorporation and by-laws of ALPHANET and applicable law shall survive the Merger and shall be observed by CIBER to the fullest extent permitted by New Jersey law.

          (b)  CIBER shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the ALPHANET as of the date of this Agreement in the form disclosed by ALPHANET to CIBER prior to the date of this Agreement (the "Existing Policy"), from the Effective Time until the expiration of the Existing Policy. CIBER shall also purchase and maintain a tail to the Existing Policy for the benefit of the Indemnified Persons, with respect to acts or omissions occurring prior to the Effective Time, providing coverage in the amount of $5 million, with a retention of not in excess of $500,000. The term of such tail policy shall be for such period, not longer than the period ending on the third anniversary of the expiration of the Existing Policy, as may be obtained for a premium not to exceed the sum of $340,000 and the amount by which the Tangible Net Worth of ALPHANET at the Closing Date exceeds the minimum amount necessary to satisfy the closing condition set forth in Section 6.3(j) hereof.

        Section 5.10    Stock Exchange Listing.    CIBER shall use reasonable best efforts to cause the shares of CIBER Common Stock issued as Stock Consideration in the Merger to be approved for listing on the New York Stock Exchange subject to official notice of issuance, prior to the Effective Time.

        Section 5.11    Filings; Other Action.    Subject to the terms and conditions herein provided, ALPHANET and CIBER shall and shall cause any appropriate other party to: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States and in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

        Section 5.12    Satisfaction of Conditions.    Subject to the terms and conditions of this Agreement, CIBER and ALPHANET will each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy the conditions to the other party's obligation to consummate this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transaction contemplated hereby in accordance with this Agreement.

        Section 5.13    Application of Restrictions.    ALPHANET shall take all necessary steps to avoid the application of the restrictions contained in Sections 14A:10A-1 to 10-6 of the NJBCA.

        Section 5.14    Vacation of Judgment.    ALPHANET shall use all reasonable efforts to cause the judgment entered in the Neal A. Stanton and Henry L. Rosen v. ALPHANET matter to be vacated prior to the Closing Date.

        Section 5.15    Survival.    None of the representations and warranties made by ALPHANET or CIBER in Articles III and IV of this Agreement shall survive the Closing except that the representations and warranties of CIBER set forth in Section 4.1, 4.2 and 4.3 as of the signing of this Agreement and as they are effective as of the Closing shall survive until CIBER's obligations under Section 2.7 are satisfied.

        Section 5.16    Section 16b-3.    Prior to the Effective Time, CIBER and ALPHANET shall take all such steps as may be required to cause any dispositions of capital stock of CIBER and ALPHANET (including derivative securities thereof) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ALPHANET to be exempt under Rule 16b-3 of the 1934 Act.

        Section 5.17    Affiliates.    Not less than 30 days prior to the Effective Time, ALPHANET shall deliver to CIBER a letter identifying all persons who, in the opinion of ALPHANET, may be deemed at the time this Agreement is submitted for approval by the shareholders of ALPHANET, "affiliates" of ALPHANET for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect any changes from the date thereof. ALPHANET shall use reasonable best efforts to cause each person identified on such list delivered to CIBER not less than 15 days prior to the Effective Time, a written agreement in customary form.

        Section 5.18    Tax Returns.    CIBER shall be responsible for filing state and federal income tax returns on behalf of ALPHANET for the tax year ending at the Effective Time.

        Section 5.19    CIBER SUB.    CIBER has caused or shall promptly cause CIBER SUB to be incorporated under the laws of the State of New Jersey and has caused or shall promptly cause CIBER SUB to be or become a party to this Agreement and bound by its terms.

ARTICLE VI
CONDITIONS

        Section 6.1    Conditions to the Obligation of Each Party.    Unless waived in writing by the parties, the obligations of each of ALPHANET, CIBER and CIBER SUB to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a)  This Agreement, and the consummation of the transactions contemplated by this Agreement shall have been approved and adopted by the requisite vote of the shareholders of ALPHANET as required by the NJBCA and ALPHANET's certificate of incorporation and by-laws.

          (b)  No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the transactions contemplated by this Agreement, including the holding, directly or indirectly, by CIBER of any of the assets of ALPHANET, illegal or otherwise prevent the consummation of the transactions contemplated by this Agreement.

          (c)  All waivers, consents, approvals and actions or non-actions of any Governmental Entity and of any other third party required to consummate the transactions contemplated by this

  Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not be reasonably likely (x) to prevent the consummation of the transactions contemplated hereby or (y) to have an ALPHANET Material Adverse Effect or a CIBER Material Adverse Effect.

          (d)  If any ALPHANET shareholder shall have made and not revoked a Stock Election, the Form S-4 Registration Statement shall be effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

          (e)  There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

        Section 6.2    Additional Conditions to the Obligations of ALPHANET.    The obligations of ALPHANET to effect the transactions contemplated by this Agreement is also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by ALPHANET:

          (a)  CIBER and CIBER SUB shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it hereunder at or prior to the Closing Date.

          (b)  All representations and warranties of CIBER and CIBER SUB in this Agreement shall be true and complete in all respects in each case when made and as of the Closing Date as if made on and as of that date (other than any such representations and warranties that expressly speak only as of an earlier date).

          (c)  ALPHANET shall have received a certificate signed by an executive officer of CIBER certifying to the matters set forth in Sections 6.2(a), (b) and (d).

          (d)  If any shareholder of ALPHANET has made and not revoked a Stock Election, the Shares shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

          (e)  ALPHANET shall have received the opinion of Davis Graham & Stubbs LLP, CIBER's counsel, dated as of the Closing Date, as to the matters set forth in Exhibit D.

          (f)    There shall not be pending any legal proceeding which would reasonably be expected to have either an ALPHANET Material Adverse Effect or a CIBER Material Adverse Effect: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to compel CIBER or ALPHANET, or any Subsidiary of CIBER or ALPHANET to suspend payment of any amounts payable under the terms of this Agreement or the delivery of the CIBER Common Stock as required by this Agreement.

          (g)  ALPHANET shall have received such other documents and instruments as may reasonably be required by ALPHANET to consummate the transactions contemplated by this Agreement.

        Section 6.3    Additional Conditions to the Obligations of CIBER and CIBER SUB.    The obligation of CIBER to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by CIBER:

          (a)  ALPHANET shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

          (b)  All representations and warranties of ALPHANET in this Agreement shall be true and complete in all respects in each case when made and as of the Closing Date as if made on and as of that date (other than any such representations and warranties that expressly speak only as of an earlier date).

          (c)  CIBER shall have received a certificate signed by an executive officer of ALPHANET, dated as of the Closing Date, certifying to the matters set forth in Sections 6.3(a), (b), (d) and (k), and a certificate signed by the secretary of ALPHANET, dated as of the Closing Date, certifying the certificate of incorporation and by-laws of ALPHANET and the resolutions of the ALPHANET directors and the shareholders of ALPHANET approving this Agreement and the transactions contemplated hereby.

          (d)  There shall not be pending any legal proceeding which would reasonably be expected to have either an ALPHANET Material Adverse Effect or a CIBER Material Adverse Effect: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from CIBER or any of its Subsidiaries, or ALPHANET any damages or other relief that may be material to CIBER; (c) seeking to prohibit or limit in any material respect CIBER's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of ALPHANET; (d) which would affect adversely the right of CIBER, or of ALPHANET, to own the assets or operate the business of ALPHANET; or (e) seeking to compel CIBER or ALPHANET, or any Subsidiary of CIBER or ALPHANET, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

          (e)  CIBER shall have received the executed Employment Agreements specified in Section 5.6(a).

          (f)    CIBER shall have received the opinion of Pitney, Hardin, Kipp & Szuch LLP, ALPHANET's counsel dated as of the Closing Date, as to the matters set forth in Exhibit E.

          (g)  CIBER shall have received, effective as of the Closing Date, the resignations of each director of ALPHANET.

          (h)  CIBER shall have received, effective as of the Closing Date, copies of the canceled powers of attorney listed in Schedule 3.25.

          (i)    CIBER shall have received such other documents and instruments as may reasonably be required by CIBER to consummate the transactions contemplated by this Agreement.

          (j)    The Final Closing Balance Sheet at the Closing Date shall show Tangible Net Worth of at least $21.0 million. In the event that Closing extends beyond April 30, 2003, this amount will be reduced by $300,000 on the last Business Day of each successive month.

          (k)  ALPHANET's EBITA for the quarter ended March 31, 2003 shall consist of a loss of not more than $1.70 million (including all special charges associated with options granted to ALPHANET management).

ARTICLE VII
TERMINATION AND AMENDMENT

        Section 7.1    General.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the shareholders of ALPHANET:

          (a)  By mutual written consent duly authorized by the boards of ALPHANET and CIBER;

          (b)  By ALPHANET or CIBER if the Closing shall not have occurred on or before July 31, 2003 (the "Termination Date" which term shall include the date of any extension under this Section 7.1(b)); provided, however, that if on July 31, 2003 the conditions to Closing set forth in Sections 6.1(c) and 6.1(d) shall not have been fulfilled, but all other conditions to Closing shall or shall be capable of being fulfilled, then the Termination Date shall be automatically extended to September 30, 2003 (the "Extended Termination Date"); and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

          (c)  By ALPHANET, if CIBER shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach of failure to perform (i) is incapable of being cured by CIBER prior to the Termination Date and (ii) renders the condition set forth in Section 6.2(a) or 6.2(b) incapable of being satisfied prior to the Termination Date;

          (d)  By CIBER, if ALPHANET shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by ALPHANET prior to the Termination Date and (ii) renders the condition set forth in Section 6.3(a) or 6.3(b) incapable of being satisfied prior to the Termination Date;

          (e)  By ALPHANET or CIBER, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action, which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable;

          (f)    By CIBER if (i) the board of directors of ALPHANET shall effect a Change in ALPHANET Recommendation or (ii) for any reason other than a reason beyond the reasonable control of ALPHANET, ALPHANET fails to call or hold the ALPHANET Shareholders Meeting within three months after the date hereof;

          (g)  By ALPHANET, if the (i) board of directors of ALPHANET authorizes ALPHANET, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal to ALPHANET, and ALPHANET notifies CIBER in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, and (ii) CIBER does not make, within ten Business Days of receipt of ALPHANET's written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the board of directions of ALPHANET determines, in good faith after consultation with a financial advisor of nationally or regionally recognized reputation, is at least as favorable to ALPHANET's shareholders as such Superior Proposal, it being understood that ALPHANET shall not enter into any such binding agreement during such ten Business Day period; and (iii) ALPHANET, at or prior to any termination pursuant to this Section 7.1(g), pays CIBER the Termination Fee set forth in Section 7.2; and

          (h)  By ALPHANET or CIBER, if ALPHANET Shareholder Approval shall not have been received at a duly held meeting of the shareholders of ALPHANET called for such purpose (including any adjournment or postponement thereof).

        Section 7.2    Obligations in Event of Termination.

          (a)  In the event of any termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 5.5, this Section 7.2 and Article VIII, which shall remain in full force and effect) and there shall be no liability on the part of ALPHANET or CIBER; provided, however, that termination shall not preclude any party from suing the other party for, or relieve any party hereto from any liability arising from, a willful breach of this Agreement, except that, in the event of the termination of this Agreement by reason of facts or events that entitle CIBER to a Termination Fee, and such Termination Fee is timely paid, CIBER shall not be entitled to recover any additional amounts from ALPHANET solely by reason of such facts or events.

          (b)  If this Agreement is terminated (i) by CIBER pursuant to Section 7.1(f); (ii) by CIBER or ALPHANET pursuant to Section 7.1(h) because of the failure to obtain the required ALPHANET Shareholder Approval; (iii) by CIBER or ALPHANET pursuant to Section 7.1(b) because the Merger shall not have been consummated at or prior to the Termination Date or the Extended Termination Date, as the case may be, and, at the time of the termination, (x) the ALPHANET Shareholder Approval shall not have been obtained and (y) after the date hereof and prior to the Termination Date or the Extended Termination Date, as the case may be, there shall have been made an offer or proposal for, or an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), a transaction that would constitute a Business Combination involving ALPHANET (if such offer, proposal, announcement or agreement has not been rejected or withdrawn prior to the Termination Date or the Extended Termination Date, as the case may be); or (iv) by ALPHANET pursuant to Section 7.1(g), then ALPHANET shall pay to CIBER, at or prior to the termination pursuant to Section 7.1(g) and not later than one Business Day after the receipt by ALPHANET of a notice of termination from CIBER in the case of Section 7.2(b)(i), (b)(ii) or (b)(iii) or the sending by ALPHANET of a notice of termination in the case of Sections 7.2(b)(ii) or (b)(iii), a termination fee of $900,000 (the "Termination Fee").

          (c)  For the purposes of this Section 7.2, "Business Combination" means with respect to ALPHANET, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) ALPHANET's shareholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such shareholders, if any Person shall beneficially own, directly or indirectly, at least 40% of the voting securities of such ultimate parent entity or (B) the individuals comprising the board of directors of ALPHANET prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of ALPHANET and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of ALPHANET Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which ALPHANET's shareholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person).

          (d)  All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by CIBER.

          (e)  The parties agree that the agreements contained in Section 7.2(b) are an integral part of the transaction contemplated by this Agreement. If ALPHANET fails to promptly pay CIBER any fee due under such Section 7.2(b), ALPHANET shall pay the costs and expenses of CIBER (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment.

          (f)    In the event that ALPHANET is required to pay CIBER a Termination Fee under Section 7.2(b), ALPHANET shall also pay and reimburse CIBER for all Expenses (not in excess of $100,000) of CIBER within one Business Day of receipt of a notice from CIBER providing reasonable information regarding such Expenses and requesting payment.

        Section 7.3    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of ALPHANET and CIBER, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 7.4    Extension; Waiver.    At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1    Interpretation; Governing Law, Jurisdiction and Service of Process.    This Agreement shall be construed as though prepared by both parties hereto and shall be construed without regard to any presumption or other rule requiring construction against the party causing an agreement to be drafted. This Agreement shall be construed and governed by the laws of the State of New Jersey as to the corporate law applicable to CIBER SUB, ALPHANET and the Merger, and of the State of Delaware as to the corporate law applicable to CIBER. Process in any action or proceeding referred to in this section may be served on any party anywhere in the United States, and may also be served upon any party in the manner provided for giving notices to it or him in Section 8.3 below.

        Section 8.2    Binding Effect; Assignment.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party may assign his, her or its rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

        Section 8.3    Notices.    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier and shall be deemed to have been duly given upon hand delivery, delivery by commercial overnight courier to the address specified below, or deposit in the U.S. mail as provided above, addressed as follows:

    If to ALPHANET

    AlphaNet Solutions, Inc.
    7 Ridgedale Avenue
    Cedar Knolls, NJ 07927
    Attention: Mr. Richard Erickson
    Telephone: (973) 267-0088
    Facsimile: (973) 643-0098

    With a copy to (which shall not constitute notice):

    Joseph Lunin
    Pitney Hardin, Kipp & Szuch LLP
    200 Campus Drive
    Post Office Box 1945
    Morristown, New Jersey 07962-1945
    Telephone: (973) 966-8200
    Facsimile: (973) 966-1015

    If to CIBER:

    CIBER, Inc.
    5251 DTC Parkway, Suite 1400
    Greenwood Village, Colorado 80111
    Attention: David Durham
    Telephone: (303) 220-0100
    Facsimile: (303) 267-3899

    with a copy to (which shall not constitute notice):

    Davis Graham & Stubbs LLP
    1550 17th Street, Suite 500
    Denver, CO 80202
    Attention: John McCabe
    Telephone: (303) 892-9400
    Facsimile: (303) 893-1379

To such other address as to which notice is provided in accordance with this Section.

        Section 8.4    Severability.    Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

        Section 8.5    Third-Party Beneficiaries.    Each party hereto intends that this Agreement shall not benefit nor confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors and legal representatives, including, after the Effective Time, the holders of record of ALPHANET Common Stock at the Effective Time to the extent that CIBER has wrongfully failed to pay or deliver the Merger Consideration to which they are entitled hereunder.

        Section 8.6    Further Assurances.    From time to time after the Closing Date, ALPHANET shall execute all such instruments as CIBER shall reasonably request in order more effectively to consummate this transaction contemplated by this Agreement to CIBER. The parties shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

        Section 8.7    Entire Agreement.    This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof.

        Section 8.8    Headings.    The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

        Section 8.9    Counterparts.    This Agreement may be executed in one or more counterparts, in original or by facsimile, any of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

        Section 8.10    Waiver.    The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

CIBER, Inc., a Delaware corporation
By:
Name:	David Durham
Title:	Sr. Vice President—CFO
CIBER Acquisition Corporation, a New Jersey corporation
By:
Name:	David Durham
Title:	Sr. Vice President—CFO
ALPHANET Solutions, Inc. a New Jersey corporation
By:
Name:	Richard G. Erickson
Title:	CEO—President

EXHIBIT A

CERTIFICATE OF MERGER

of

CIBER ACQUISITION CORPORATION
a New Jersey Corporation

with and into

ALPHANET SOLUTIONS, INC.
a New Jersey Corporation

        CIBER Acquisition Corporation, a New Jersey corporation, and AlphaNet Solutions, Inc., a New Jersey corporation, to effect a merger of CIBER Acquisition Corporation with and into AlphaNet Solutions, Inc. (the "Merger") pursuant to Chapter 10 of the New Jersey Business Corporation Act (the "NJBCA"), do hereby certify as follows:

        1.    The name of the merging corporation is CIBER Acquisition Corporation (the "Merging Corporation"). The name of the surviving corporation is AlphaNet Solutions, Inc. (the "Surviving Corporation").

        2.    The Merging Corporation and the Surviving Corporation have approved the Plan of Merger attached hereto as Exhibit A in the manner prescribed by Chapter 10 of the NJBCA.

        3.    Approval of the shareholders of the Surviving Corporation and the Merging Corporation.

          (A)  Surviving Corporation. The voting stock of the Surviving Corporation consists of common stock, $0.01 par value per share. The table below shows the number of shares of the Surviving Corporation entitled to vote on the Merger, the number of shares voted for and the number of shares voted against the Merger at the special meeting of shareholders of the Surviving Corporation duly held on            , 2003. Such vote of the shareholders of the Surviving Corporation is sufficient for approval of the Merger.

Designation	Shares Entitled to Vote on Plan	Voted For	Voted Against
Common Stock

          (B)  Merging Corporation. The voting stock of the Merging Corporation consists of common stock, $0.01 par value per share. The Plan of Merger was approved on            , 2003 by the written consent of the sole shareholder of the Merging Corporation. The table below shows the number of shares voted for and the number of shares voted against the Merger. Such vote of the sole shareholder of the Merging Corporation is sufficient for approval of the Merger.

Designation	Shares Entitled to Vote on Plan	Voted For	Voted Against
Common Stock	1,000

        4.    The Merger shall be effective on                        , 2003 at                        .

        IN WITNESS WHEREOF, the undersigned have caused this Certificate of Merger to be executed as of            , 2003.

CIBER ACQUISITION CORPORATION
By:
Name:
Title:
ALPHANET SOLUTIONS, INC.
By:
Name:
Title:

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EXHIBIT A

PLAN OF MERGER
of

CIBER ACQUISITION CORPORATION
a New Jersey Corporation

with and into

ALPHANET SOLUTIONS, INC.
a New Jersey Corporation

        This Plan of Merger (the "Plan of Merger") is made as of April 21, 2003, by and between CIBER Acquisition Corporation, a New Jersey corporation ("CAC") and AlphaNet Solutions, Inc., a New Jersey corporation ("ALPHANET") to effect a merger of CAC with and into ALPHANET (the "Merger").

        1.    Merging Corporation.    The name of the merging corporation is CIBER Acquisition Corporation.

        2.    Surviving Corporation.    The name of the surviving corporation is AlphaNet Solutions, Inc. (the "Surviving Corporation").

        3.    Effective Time of Merger.    The Merger shall be effective as of the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey or at such later date and time as may be specified in the Certificate of Merger (the "Effective Time").

        4.    Terms and Conditions of Merger.    The Certificate of Incorporation of CAC at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the New Jersey Business Corporation Act (the "NJBCA"). The By-laws of CAC immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation and will continue in full force and effect until amended in the manner prescribed by the NJBCA. The officers and directors of CAC immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified.

        5.    Manner and Basis of Conversion.

          (A)  At the Effective Time, each share of common stock of CAC outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of the common stock of the Surviving Corporation.

          (B)  At the Effective Time, each share of common stock of ALPHANET (the "Shares") issued and outstanding immediately prior to the Effective Time shall be exchanged for the right to receive shares of CIBER, Inc., a Delaware corporation ("CIBER") or the right to receive cash, at the election of the ALPHANET shareholder (the "Shareholder"), as follows:

            (1)  If the Shareholder chooses to receive CIBER common stock (the "CIBER Common Stock"), each Share shall become the right to receive the number of shares of CIBER Common Stock obtained by multiplying the number of Shares held by the quotient obtained by dividing $4.05 by (i) the average of the daily closing prices of a share of CIBER Common Stock on the New York Stock Exchange for the five consecutive trading days ended three days prior to the closing of the Merger, or (ii) if such average closing price is less than $4.75, then $4.75, or (iii) if such average closing price is greater than $6.75, then $6.75.

            If the total number of shares of CIBER Common Stock elected by Shareholders exceeds 750,000 shares, the Shareholders' stock elections shall be reduced pro rata.

            (2)  If the Shareholder chooses to receive cash, each Share shall become the right to receive $4.05 in cash.

            At the election deadline, each Shareholder who has not made an effective election for either CIBER Common Stock or cash or who has revoked such election shall be deemed to have elected to receive cash.

          (B)  At the Effective Time, each Share owned by the Surviving Corporation, CAC or CIBER or any subsidiary of the Surviving Corporation immediately prior to the Effective Time shall be canceled and retired.

          (C)  At the Effective Time, all options to purchase Shares (each a "Share Option") then outstanding and unexercised shall either:

            (1)  to the extent they are vested and exercisable, become the right to receive, for each Share subject to a Share Option, an amount equal to $4.05 minus the exercise price of the Share Option, to be paid in cash at closing or

            (2)  with respect to each holder of Share Options who continues to serve as an employee of the Surviving Corporation, such holder may elect to have those Share Options which have exercise prices of less than $4.05 and are vested, outstanding and unexercised to be converted into options to acquire shares of CIBER Common Stock having an equivalent value.

          (D)  No fractional shares of CIBER Common Stock shall be issued as a result of the Merger. Any Shareholder who would otherwise be entitled to receive a fractional share of CIBER Common Stock shall receive cash.

        6.    Effects of Merger.    The Merger shall have the effect set forth in Section 14A:10-6 of the NJBCA.

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EXHIBIT B

VOTING AND OPTION AGREEMENT

DATED AS OF APRIL 21, 2003

BETWEEN

CIBER, INC.

AND

STAN GANG

AND

FALLEN ANGEL EQUITY FUND, L.P.

VOTING AND OPTION AGREEMENT

        VOTING AND OPTION AGREEMENT, dated as of April 21, 2003, between CIBER, INC., a Delaware corporation ("CIBER"), and the persons listed on signature pages hereof (each, a "Stockholder" and, collectively, the "Stockholders").

W I T N E S S E T H:

        WHEREAS, each Stockholder owns the number of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of AlphaNet Solutions, Inc., a New Jersey corporation (the "Company"), set forth opposite such Stockholder's name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, concurrently with the execution and delivery of this Agreement, CIBER, CIBER Acquisition Corporation and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the "Merger Agreement") providing for the merger of CIBER Acquisition Corporation with and into the Company (the "Merger") upon the terms and subject to the conditions set forth therein; and

        WHEREAS, as a condition and inducement to CIBER's willingness to enter into the Merger Agreement, the Stockholders desire to enter into this Agreement, pursuant to which the Stockholders are agreeing, among other things, to vote the Subject Shares in favor of the adoption of the Merger Agreement and grant CIBER the right to purchase the Subject Shares on the terms herein specified.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

        Each Stockholder, severally and not jointly, represents and warrants to CIBER as follows:

        Section 1.1    Authority.    Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms. If such Stockholder is married and the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such spouse in accordance with its terms.

        Section 1.2    No Conflicts; Required Filings and Consents.

          (a)  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder's property or assets.

          (b)  The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of his obligations under this Agreement.

        Section 1.3    The Subject Shares.    Such Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder's name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder's name on Schedule A hereto. Such Stockholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a "Transfer"), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

        Section 1.4    Reliance by CIBER.    Such Stockholder understands and acknowledges that CIBER is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

        Section 1.5    Litigation.    There is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

        Section 1.6    Finder's Fees.    No broker, investment bank, financial advisor or other person is entitled to any broker's finder's, financial adviser's or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholders. The arrangements with The Chesapeake Group referred to in the Merger Agreement shall not be deemed to constitute arrangements made by or on behalf of the Stockholders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CIBER

        CIBER represents and warrants to each of the Stockholders as follows:

        Section 2.1    Authority.    CIBER has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by CIBER and constitutes a valid and binding obligation of CIBER enforceable in accordance with its terms.

        Section 2.2    No Conflicts; Required Filings and Consents.

          (a)  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to CIBER or to CIBER's property or assets.

          (b)  The execution and delivery of this Agreement by CIBER does not, and the performance of this Agreement by CIBER will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except for the filing by CIBER of a Form 13D and, in the event of a Triggering Event (as defined

2

  herein), a Form 3 with the Securities and Exchange Commission, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by CIBER of any of its obligations under this Agreement.

ARTICLE III
VOTING OF SUBJECT SHARES

        Section 3.1    Agreement to Vote.    From the date hereof, and until the termination of this Agreement in accordance with Section 6.1, each Stockholder, severally and not jointly, agrees as follows:

          (a)  At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Stockholder shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

        Section 3.2    No Solicitation of Transactions.    Subject to the terms of Section 5.1, none of the Stockholders nor any of their affiliates shall, directly or indirectly, and each Stockholder will instruct his agents, advisors and other representatives (including without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or proposals regarding any Acquisition Proposal (as defined in the Merger Agreement). Each Stockholder and each of his agents, advisors and other representatives shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than CIBER) conducted heretofore with respect to any of the foregoing. Each Stockholder shall promptly advise CIBER orally and in writing of (x) any proposal for an Acquisition Proposal or any request for information with respect to any proposal for an Acquisition Proposal received by such Stockholder or any of his agents, advisors or other representatives, the material terms and conditions of such proposal for an Acquisition Proposal or request and the identity of the person making such proposal for an Acquisition Proposal or request (and provide CIBER with copies of any written proposal for an Acquisition Proposal or amendments or supplements thereto) and (y) any changes in any such proposal for an Acquisition Proposal or request.

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ARTICLE IV
ADDITIONAL AGREEMENTS

        Section 4.1    No Disposition or Encumbrance of Subject Shares.    Except as provided in the next to the last sentence of this Section 4.1, each Stockholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Stockholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Stockholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to CIBER, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. "Permitted Transferee" means, with respect to any Stockholder, (A) any other Stockholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Stockholder, (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), or (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B).

        Section 4.2    Disclosure.    Each of the Stockholders hereby permits CIBER to publish and disclose in the amendment to the S-4 Registration Statement of CIBER to be filed with respect to the Merger and all documents and schedules filed with the SEC in connection therewith, such Stockholder's identity and ownership of the Subject Shares and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

        Section 4.3    Reasonable Efforts.    Each Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement; provided, however, that this Section 4.3 shall not require the Stockholders to interfere with the composition or actions of the Company's Board of Directors or to acquire additional securities nor provide financing to the Company.

        Section 4.4    Irrevocable Proxy.    Each Stockholder hereby constitutes and appoints David Durham with full power of substitution, as the proxy pursuant to the provisions of Section 14A:5-19 of the New Jersey Business Corporation Act and attorney of such Stockholder, and hereby authorizes and empowers David Durham to represent, vote and otherwise act (by voting at any meeting of the stockholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Stockholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Stockholder regarding the matters referred to in Sections 3.1(a) and (b).

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        Section 4.5    Option.

          (a)  The Stockholders hereby grant to CIBER an irrevocable option (the "Option") to purchase that portion of the Subject Shares held by each Stockholder at a price of $4.05 per share, subject to adjustment as provided in Section 4.5(d) (as adjusted, the "Option Price"). The Option shall be exercisable at any time after the occurrence of a Triggering Event and prior to the Option Termination Date (as defined herein). If CIBER elects to exercise the Option, CIBER shall notify the Stockholders of such election by delivering a written notice to that effect setting forth the date for the consummation of the purchase (such date being referred to as the "Option Closing Date"), which date shall be no earlier than ten (10) days after the Triggering Event (as defined herein) (the "Grace Period") or later than thirty (30) days after the date the notice is delivered. CIBER shall have the right to exercise the Option as to all, but not less than all, of the Subject Shares. Notwithstanding the exercise of the Option by CIBER, if the Termination Fee (as defined in the Merger Agreement) is paid to CIBER prior to the earlier of the expiration of the Grace Period or one (1) Business Day (as defined in the Merger Agreement) prior to a Material Change (as defined herein) in the Board of Directors of the Company in connection with a Business Combination (as defined in the Merger Agreement) involving a Person other than CIBER or one of its affiliates, the exercise of the Option shall thereupon be rescinded and the Option terminated.

          (b)  On the Option Closing Date, CIBER shall pay to each of the Stockholders an amount equal to the number of Subject Shares being sold by such person multiplied by the Option Price. Such amount shall be paid by wire transfer of immediately available funds to such account or accounts of the selling Stockholders as such Stockholder shall designate to CIBER, not less than three (3) business days prior to the Option Closing Date.

          (c)  On the Option Closing Date, the Stockholders shall deliver to CIBER stock certificates representing all of the Subject Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer. Each Stockholder shall deliver his Subject Shares to CIBER free and clear of security interests, liens and rights of third parties.

          (d)  If the Company shall at any time subdivide or split its outstanding shares of Common Stock into a greater number of shares or declare any dividend on the Common Stock payable in shares of Common Stock, the Option Price in effect immediately prior to such subdivision, split, or dividend shall be proportionately decreased, and conversely, if the outstanding shares of Common Stock shall be combined into a smaller number, the Option Price in effect immediately prior to such combination shall be proportionately increased.

          (e)  The "Triggering Event" shall be the termination of the Merger Agreement under circumstances that entitle CIBER to receive a Termination Fee. "Material Change" shall mean a change in the composition of the Board of Directors of the Company, such that the individuals composing such Board of Directors at the date hereof do not then constitute a majority of such Board.

          (f)    The "Option Termination Date" shall mean the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date of termination of the Merger Agreement if CIBER is not entitled to receive a Termination Fee in connection with such termination, or (iii) upon payment of the Termination Fee if CIBER is entitled to such fee in connection with the Termination of the Merger Agreement.

          (g)  Upon the written request of CIBER, the Stockholders shall deliver the Subject Shares to the Company and instruct the Company to place the following legend on each certificate representing the Shares and record corresponding stop transfer instructions to its transfer agent:

  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A VOTING AND OPTION AGREEMENT DATED AS OF APRIL 21, 2003

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  BY AND AMONG CIBER, INC., STAN GANG AND FALLEN ANGEL EQUITY FUND, L.P. COPIES OF SUCH AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

ARTICLE V
STOCKHOLDER CAPACITY

        Section 5.1 Stockholder Capacity.    No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

ARTICLE VI
TERMINATION

        Section 6.1    Termination.    This Agreement, other than the provisions of Section 4.5, shall terminate upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms, except that a termination of this Agreement shall not relieve any party from liability for any breach hereof. The provisions of Section 4.5 shall terminate on the Option Termination Date.

ARTICLE VII
MISCELLANEOUS

        Section 7.1    Additional Shares.    In the event any Stockholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the "Additional Securities"), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Stockholder agrees not to purchase or in any other manner acquire any Additional Securities, except for the purchase or other acquisition pursuant to Section 4.1 of Common Stock that is held by another Stockholder as of the date hereof.

        Section 7.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

        Section 7.3    Jurisdiction.    Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of New Jersey or the United States District Court for the District of New Jersey (each, a "New Jersey Court"), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any New Jersey Court, and any claim that any such action or proceeding brought in any New Jersey Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of New Jersey Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a New Jersey Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

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        Section 7.4    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

        Section 7.5    Specific Performance.    Each Stockholder acknowledges and agrees that (i) the obligations and agreements of such Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) CIBER is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such Stockholder's obligations or agreements will cause CIBER irreparable injury for which adequate remedies are not available at law. Therefore, each Stockholder agrees that CIBER shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies CIBER may have.

        Section 7.6    Amendment, Waivers, etc.    Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by CIBER and the Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

        Section 7.7    Assignment; No Third Party Beneficiaries.    This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4.1 shall, on the terms provided in Section 4.1, become a "Stockholder", and (ii) CIBER may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of CIBER. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

        Section 7.8    Expenses.    Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        Section 7.9    Notices.    All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) Business Day after being sent by overnight courier service or received by telecopy at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

          (a)  if to CIBER to:

      CIBER, Inc.
      5251 DTC Parkway, Suite 1400
      Greenwood, Village, Colorado 80111

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      Attn: General Counsel
      Facsimile: (303) 267-3899

          (b)  if to Stan Gang to:

      7298 Sedona Way
      Del Ray Beach, FL 33446
      Facsimile: (561) 637-3897

          (c)  if to Fallen Angel Equity Fund, L.P. to:

      c/o Fallen Angel Capital, LLC
      125 Half Mile Road
      Red Bank, New Jersey 07733
      Facsimile: (732) 945-1001

          (d)  if to either Stan Gang or to Fallen Angel Equity Fund, L.P., a copy to:

      AlphaNet Solutions, Inc.
      7 Ridgedale Avenue
      Cedar Knolls, NJ 07927
      Attention: Mr. Richard Erickson
      Facsimile: (973) 643-0098

        Section 7.10    Remedies.    No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 7.11    Severability.    If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        Section 7.12    Integration.    This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof and thereof.

        Section 7.13    Section Headings.    The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        Section 7.14    Further Assurances.    From time to time at the request of CIBER, and without further consideration, each Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

        Section 7.15    Stop Transfer.    Each of the Stockholders agrees that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or

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uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

        Section 7.16    Public Announcements.    Each Stockholder will consult with CIBER before issuing, and provide CIBER with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ/NMS.

        Section 7.17    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank.]

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

CIBER, INC.
By:	Name: Title:
FALLEN ANGEL EQUITY FUND, L.P.
By:
	By:	Name: Title:
Stan Gang

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EXHIBIT A
Ownership of Subject Shares

Stockholders	Shares
Stan Gang	1,967,300
Fallen Angel Equity Fund, L.P.	687,100

EXHIBIT C

CERTIFICATE OF INCORPORATION

OF

CIBER ACQUISITION CORPORATION

        The undersigned, of the age of eighteen (18) years or over, for the purpose of forming a corporation pursuant to the provisions of Title 14A, Corporations, General, of the statutes of the State of New Jersey (the "New Jersey Business Corporation Act") does hereby execute the following Certificate of Incorporation.

        FIRST: The name of the Corporation is CIBER ACQUISITION CORPORATION.

        SECOND: The purpose for which the Corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

        THIRD: The aggregate number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, $0.01 par value per share, all of which will be designated "Common Stock."

        FOURTH: The initial Board of Directors of the Corporation shall consist of one (1) director, and the name and address of such director is as follows:

Name	Address
David G. Durham	5251 DTC Parkway, Suite 1400 Greenwood Village, Colorado 80111

        FIFTH: The address of the Corporation's registered office for service of process in New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628, and the name and address of the Corporation's initial registered agent at such address is The Corporation Trust Company.

        SIXTH: The name of address of the incorporator is Michelle H. Shepston, Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202.

        SEVENTH: A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. For purposes of this Article SEVENTH, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

        IN WITNESS WHEREOF, the incorporator of the above-named corporation has signed this Certificate of Incorporation this 18th day of April, 2003.

Michelle H. Shepston, Incorporator

EXHIBIT D

SUBSTANCE OF
CIBER LEGAL OPINION

1.
CIBER is a corporation incorporated, validly existing, and in good standing under the laws of the State of Delaware. CIBER SUB is a corporation incorporated, validly existing and in good standing under the laws of the State of New Jersey.

2.
The execution and delivery of the Merger Agreement and the consummation by CIBER and CIBER SUB of the transaction contemplated thereby have been duly authorized by all necessary corporate action on the parts of CIBER and CIBER SUB, and no other corporate proceedings on the part of CIBER or CIBER SUB are necessary to authorize the execution and delivery of the Merger Agreement and the consummation by CIBER and CIBER SUB of the transaction contemplated thereby.

3.
CIBER and CIBER SUB have the corporate power and authority to execute and deliver the Merger Agreement and to perform their respective obligations thereunder.

4.
The execution and delivery of the Merger Agreement by CIBER and CIBER SUB and the performance by them of their respective obligations thereunder do not:

(a)
violate any provision of the Certificate of Incorporation or By-laws of CIBER or CIBER SUB;

(b)
violate any decree, judgment or order applicable to CIBER or CIBER SUB of which counsel is aware;

(c)
violate any Colorado, Delaware or federal law, statute, regulation or rule applicable to CIBER or CIBER SUB; or

(d)
require consent, approval, or authorization of, or declaration, filing, or registration with, any Colorado, Delaware or federal governmental authority other than the Securities and Exchange Commission;

  except, in the case of (b), (c) and (d), where such violation or such failure to obtain such consent, approval or authorization or to take such action would not reasonably be expected to prevent the consummation of the transactions contemplated by the Merger Agreement or to have a CIBER Material Adverse Effect as defined in the Merger Agreement.

5.
The Merger Agreement has been duly executed and delivered by CIBER and CIBER SUB. The Merger Agreement constitutes the valid and binding obligation of CIBER and CIBER SUB, enforceable against each of them in accordance with its terms.

6.
The Shares to be issued under the Merger Agreement have been duly authorized and, when issued and delivered as provided for in the Merger Agreement, will be validly issued, fully paid and non-assessable.

7.
The authorized capital stock of CIBER consists of            shares of Common Stock, $.01 par value per share and            shares of preferred stock, $.01 par value per share.

8.
Counsel is not aware of any pending or outstanding or threatened action, suit or legal administrative, arbitration or other proceeding or governmental investigation involving CIBER which is reasonably expected to (i) have a CIBER Material Adverse Effect or (ii) prevent the consummation of the Merger.

Counsel need not render any opinion as to state securities laws.

EXHIBIT E

SUBSTANCE OF
ALPHANET LEGAL OPINION

1.
Each of the Company and its Subsidiary is a corporation incorporated, validly existing, and in good standing under the laws of the State of New Jersey.

2.
Each of the Company and its Subsidiary is duly qualified to transact business and in good standing in New York and Pennsylvania.

3.
The Company has:

(a)
the corporate power and authority to execute and deliver the Merger Agreement and to perform its obligations thereunder;

(b)
taken all necessary corporate action to authorize the execution and delivery of the Merger Agreement and the performance of its obligations thereunder; and

(c)
executed and delivered the Merger Agreement.

4.
The Merger Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.
The execution and delivery of the Merger Agreement by the Company and the performance by the Company of its obligations under the Merger Agreement do not:

(a)
violate any provision of the Certificate of Incorporation or By-laws of the Company;

(b)
breach of any of the terms, conditions, or provisions of, or constitute a default (or with notice or lapse of time, constitute a breach or default) under any agreement listed on Schedule 3.10 or Schedule 3.13 to the Merger Agreement;

(c)
violate any decree, judgment or order applicable to the Company of which such counsel is aware;

(d)
violate any New Jersey or federal law, statute, regulation or rule applicable to the Company; or

(e)
require consent, approval, or authorization of, or declaration, filing, or registration with, any New Jersey or federal governmental authority other than the Secretary of State of the State of New Jersey and the Securities and Exchange Commission;

  except, in the case of (b), (c), (d) and (e), where such breach or violation or failure to obtain such consent, approval or authorization or to take such action would not reasonably be expected to prevent the consummation of the transactions contemplated by the Merger Agreement or to have an ALPHANET Material Adverse Effect as defined in the Merger Agreement.

6.
The authorized capital stock of the Company consists of            shares of Common Stock, $.01 par value per share, and            shares of preferred stock, $.01 par value per share., All of the issued and outstanding shares of Common Stock issued by the Company in its initial underwritten public offering pursuant to an effective registration statement and thereafter to the date hereof have been duly authorized and validly issued and are fully paid and nonassessable.

7.
Counsel is not aware of any pending or outstanding or threatened action, suit, or legal administrative, arbitration or other proceeding or governmental investigation involving the Company which is reasonably expected to (i) have an ALPHANET Material Adverse Effect, or (ii) prevent the consummation of the Merger.

Counsel need not render any opinion as to state securities laws.

QuickLinks

  Exhibit 2.1
  EXHIBIT E